Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

MIMI’S CAFÉ LLC

AND

SWH MIMI’S CAFÉ HOLDING COMPANY, INC.

Dated January 28, 2013

-ii-

	4.2	Authority; No Conflict	45
	4.3	Certain Proceedings	45
	4.4	Brokers or Finders	46
	4.5	Independent Investigation	46
	4.6	Buyer’s Operations	46

5.	COVENANTS OF SELLER PRIOR TO CLOSING		46
	5.1	Access and Investigation	46
	5.2	Operation of the Business	47
	5.3	Required Approvals	48
	5.4	Notification	48
	5.5	No Negotiation	49
	5.6	Resignations	50
	5.7	Closing Conditions	50
	5.8	Receivables	50
	5.9	Books and Records	50
	5.10	Financial Statements	50
	5.11	Title Review and Survey	50
	5.12	Seller’s Net Worth Covenant	51

6.	COVENANTS OF BUYER PRIOR TO CLOSING		51
	6.1	Required Approvals	51
	6.2	Liquor License Consent Process	51
	6.3	Closing Conditions	52

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		52
	7.1	Accuracy Of Representations	52
	7.2	Seller’s Performance	52
	7.3	Consents	52
	7.4	Material Adverse Effect	52
	7.5	Additional Documents	53
	7.6	No Proceedings	53
	7.7	No Conflict	53
	7.8	Authorizations	53
	7.9	Encumbrances	53
	7.10	Closing Certificates and Other Documents	53

8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		53
	8.1	Accuracy Of Representations	54
	8.2	Buyer’s Performance	54
	8.3	Consents	54
	8.4	No Proceedings	54

9.	TERMINATION		54
	9.1	Termination Events	54
	9.2	Effect Of Termination	55

10.	ADDITIONAL COVENANTS		55
	10.1	Employees And Employee Benefits	55
	10.2	Transfer Taxes	57
	10.3	Retention of and Access to Records	57
	10.4	Noncompetition, Nonsolicitation	58
	10.5	Tax Matters	58

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	10.6	Further Assurances	60

11.	INDEMNIFICATION; REMEDIES		61
	11.1	Survival	61
	11.2	Indemnification And Reimbursement By Seller	61
	11.3	Indemnification And Reimbursement By Buyer	61
	11.4	Limitations On Amount - Seller	62
	11.5	Limitations On Amount - Buyer	62
	11.6	Third-Party Claims	63
	11.7	Other Claims	64
	11.8	Effect of Investigation	64
	11.9	Right of Set-off	65
	11.10	Other Limitations	65
	11.11	Indemnity Payment Characterization	66
	11.12	Exclusive Remedy	66

12.	CONFIDENTIALITY		66
	12.1	Definition of Confidential Information	66
	12.2	Restricted Use Of Confidential Information	67
	12.3	Exceptions	68
	12.4	Legal Proceedings	68
	12.5	Return Or Destruction Of Confidential Information	68

13.	GENERAL PROVISIONS		69
	13.1	Expenses	69
	13.2	Public Announcements	69
	13.3	Notices	69
	13.4	Governing Law; Consent to Jurisdiction	70
	13.5	Enforcement of Agreement	71
	13.6	Waiver; Remedies Cumulative	71
	13.7	Entire Agreement and Modification	71
	13.8	Disclosure Schedule	71
	13.9	Assignments, Successors and No Third-Party Rights	72
	13.10	Severability	72
	13.11	Counterparts	72

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LIST OF EXHIBITS

Exhibit A - List of Mimi’s Café Restaurants
Exhibit 2.3(a) - Allocation Schedule
Exhibit 2.5(a)(vi) - Form of Transition Services Agreement
Exhibit 2.5(a)(vii) - Form of Supply Agreement
Exhibit 2.5(a)(viii) - Form of Assignment and Assumption Agreement
Exhibit 2.5(a)(ix) - Form of Subordination Agreement
Exhibit 2.5(c)(ii) - Form of Note
Exhibit 2.5(c)(iii) - Form of Guaranty Agreement
Exhibit 2.7(b) - Form of Balance Sheet and Trial Balance
Exhibit 4.6 - Pro Forma Balance Sheet
Exhibit 6.2 - Forms of Interim Beverage Management Agreements

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DEFINED TERMS

Page

2014 Proposed Insurance Liabilities Amount	22
2016 Proposed Insurance Liabilities Amount	22
Accounts Receivable	1
Acquired Subsidiaries	1
Active Employees	1
Affiliate	2
Agreement	1
Allocation Schedule	13
Applicable Accounting Principles	12
Appurtenances	2
Assets	2
Assignment and Assumption Agreement	14
Assumed Liabilities	2
Balance Sheet	26
BEF 401(k) Plan	55
Benefit Arrangement	2
Bob Evans Group	30
Breach	2
Broker Fee	43
Business	2
Business Day	3
Buyer	1
Buyer Closing Certificate	15
Buyer Contact	67
Buyer Group	46
Buyer Indemnified Persons	61
Buyer Secretary Certificate	15
Buyer Transaction Expense	3
CERCLA	3
Cleanup	4
Closing	13
Closing Adjustment Amount	16
Closing Current Assets	16
Closing Current Liabilities	16
Closing Date	3
Closing Indebtedness	16
Closing Pay-offs	15
Closing Purchase Price	12
Closing Working Capital	16
Closing Working Capital Ratio	16
COBRA	33
Code	3
Competing Business	58

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Consent	3
Contemplated Transactions	3
Contract	3
Conversion	3
Current Assets	17
Current Liabilities	18
Custom Kitchen Liabilities	3
Damages	61
De Minimis Claim	62
Decline Date	21
Deferred Compensation Plan	3
Disclosing Party	66
Disclosure Schedule	3
Dispute Notice	65
Disputed Insurance Items	23
Disputed Items	21
Dominant Parcel	2
Due Inquiry	7
Effective Date	1
Effective Time	3
Employee Benefit Plan	3
Encumbrance	3
Environment	4
Environmental Law	4
Environmental, Health and Safety Liabilities	4
ERISA	5
ERISA Affiliate	5
Estimated Closing Current Assets	16
Estimated Closing Current Liabilities	16
Estimated Closing Date Balance Sheet	18
Estimated Closing Working Capital Ratio	17
Estimated Working Capital	17
Extraordinary Costs	4
FDA	5
FDA Laws	5
Final Adjustment Amount	17
Final Closing Date Balance Sheet	17
Final Insurance Liabilities Amount	24
Final Insurance Liabilities Statement	24
Financials	27
Flow of Funds Memorandum	5
Fundamental Representations	62
GAAP	6
Governing Documents	6
Governmental Authorization	6
Governmental Body	6

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Guaranty Agreement	15
Hazardous Activity	6
Hazardous Material	6
Improvements	7
Indebtedness	7
Indemnified Person	63
Indemnifying Person	63
Indemnity Basket	62
Indemnity Cap	62
Insurance Liabilities	7
Insurance Liabilities Notice of Dispute	23
Insurance Policies	39
Intellectual Property Assets	42
Interim Beverage Management Agreement	51
Inventories	7
IRS	7
Knowledge	7
Lease	8
Leased Real Property	27
Legal Requirement	8
Liability	8
Liquor License Agency Approval	8
Material Adverse Effect	8
Material Consents	52
Material Contracts	37
Membership Interests	1
Net Names	43
Non-Compete	13
Non-Compete Term	58
Note	12
Notice of Contact	50
Notice of Dispute	20
Occupational Safety and Health Law	9
Order	9
Ordinary Course of Business	9
Owned Real Property	27
Owner	11
Parent	14
Pay-Off Letters	5
Permitted Encumbrances	9
Permitted Real Property Encumbrances	28
Person	9
Proceeding	9
Proposed 2014 Insurance Liabilities Statement	22
Proposed 2016 Insurance Liabilities Statement	22
Proposed Final Closing Date Balance Sheet	19

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Real Property	9
Real Property Lease	9
Real Property Leases	27
Receiving Party	66
Record	9
Related Person	10
Release	10
Representative	10
Restaurants	1
Restricted Area	58
Restricted Material Contracts	25
Restricted Transaction	49
Schedule	3
Section 2.7(b) Disputes	19
Securities Act	26
Seller	1
Seller Closing Certificate	14
Seller Contact	67
Seller Indemnified Persons	61
Seller Secretary Certificate	14
Seller Transaction Expenses	10
Seller’s Representatives	49
Set-off Claim	65
Set-off Notice	65
Settlement Firm	21
Shares	10
Software	10
Straddle Period	59
Straddle Periods	59
Subordination Agreement	14
Subsidiary	11
Supply Agreement	14
SWH	1
Tangible Personal Property	11
Target Working Capital Ratio	17
Tax	11
Tax Packages	59
Tax Return	11
Taxes	11
Third Party	11
Third Party Claim	11
Threat of Release	11
Title Deficiency Notice	50
Title Notice Period	51
Transition Services Agreement	14
WARN Act	41
Working Capital	11, 17

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of January 28, 2013 (the “Effective Date”), is made by and between Mimi’s Café LLC, a Delaware limited liability company (“Seller”), and SWH Mimi’s Café Holding Company, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, SWH Mimi’s Cafe, LLC, a California limited liability company (“SWH”), is a wholly-owned subsidiary of Seller and operates the Mimi’s Café restaurants (the “Restaurants”) listed on Exhibit A attached hereto;

WHEREAS, SWH owns all of the issued and outstanding equity interests of each of the Acquired Subsidiaries (as defined below); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests of SWH (the “Membership Interests”), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Agreement Seller and Buyer hereby agree as follows:

1.	DEFINITIONS AND USAGE

1.1 Definitions. Capitalized terms used herein and not otherwise defined have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment of SWH and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (b) all other accounts or notes receivable of SWH and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Subsidiaries” – Mimi’s Café of Rogers, Inc., an Arkansas non-profit mutual benefit corporation, Mimi’s Café Kansas, Inc., a Kansas corporation; SWH Texas, Inc., a Delaware corporation; SWH Oklahoma, Inc., an Oklahoma corporation; SWH Howard Maryland, Inc., a Maryland corporation; SWH Charles Maryland, Inc., a Maryland corporation; and SWH Frederick Maryland, Inc., a Maryland corporation.

“Active Employees” – all employees employed by SWH who are employed in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave or unauthorized leave of absence or who have terminated employment, retired or died on or before the Effective Time.

“Affiliate” – of a Person is any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, the term “control” means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

“Appurtenances” – all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of any Real Property (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” – all property, business and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether now existing or acquired hereafter which relate to, or are used or held for use in connection with the Business.

“Assumed Liabilities” – all Liabilities that constitute (a) Extraordinary Costs, (b) Seller Transaction Expenses, (c) Closing Indebtedness, (d) other than Liabilities for earned but unused vacation of employees of SWH and the Acquired Subsidiaries, Liabilities relating to any amounts owed under any Employee Benefit Plan or Benefit Arrangement that is maintained, administered or contributed to by SWH or any Acquired Subsidiary relating to an event occurring on or before the Closing Date, (e) Liabilities relating to any amounts owed under any Deferred Compensation Plan to which any of SWH or any Acquired Subsidiary is (or was prior to the Closing Date) a party or in which any Active Employee is (or was prior to the Closing Date) a participant, regardless of when such liability arises, (f) any Custom Kitchen Liabilities, (g) any Liabilities relating to SWH Too, LLC, and (h) Liabilities of the nature and type reflected in the general ledger accounts of SWH and the Acquired Subsidiaries set forth on Schedule 1.1(a).

“Benefit Arrangement” – any employment, severance or other similar Contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for profit-sharing, bonuses, commissions, stock options, stock appreciation or other forms of equity or equity-based compensation, incentive compensation, deferred compensation, including all Deferred Compensation Plans, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, leave of absence, sick pay, vacation benefits, retirement benefits, or post-retirement insurance, compensation or benefits which is not an Employee Benefit Plan.

“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” – the operation of the Restaurants.

“Business Day” – any day other than (a) Saturday or Sunday, or (b) any other day on which banks in Delaware are permitted or required to be closed.

“Buyer Transaction Expense” – any Liability of Buyer arising out of or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents contemplated by this Agreement, and the Contemplated Transactions, including fees and expenses of counsel, accountants, consultants, advisers, and others.

“CERCLA” – means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Date” – the date on which the Closing actually takes place.

“Code” – the Internal Revenue Code of 1986, as amended.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract” – any legally binding agreement, contract, Lease, purchase order, license, power of attorney, letter of intent, consensual obligation, promise or undertaking (whether written or oral).

“Conversion” – the conversion of SWH from a California corporation to a California limited liability company on December 31, 2012.

“Custom Kitchen Liabilities” – any and all Liabilities or Third-Party Claims based on, resulting from, relating to, or arising out of the custom kitchen business, whether attributable to SWH, the Acquired Subsidiaries, Seller, or otherwise, including any and all Liabilities relating to or arising from the termination of employees associated with the custom kitchen business.

“Deferred Compensation Plan” – any arrangement providing for a deferral of compensation that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and as identified on Schedule 3.12.

“Disclosure Schedule” – the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement. Each such disclosure Schedule is referred to herein as a “Schedule.”

“Effective Time” – 10:00 a.m., Eastern Standard Time, on the Closing Date.

“Employee Benefit Plan” – an employee benefit plan, as such term is defined in Section 3(3) of ERISA.

“Encumbrance” – any charge, claim, condition, equitable interest, lien, option, pledge, security interest, deed of trust, mortgage, right of way, covenant, restriction, easement, encroachment, servitude, right of first option, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” – any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising from Seller’s violation of Environmental Law or Occupational Safety and Health Law; (b) cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Governmental Body pursuant to Environmental Law; or (c) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of the foregoing, the terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.

“Environmental Law” – any Legal Requirement applicable to SWH or the Business, including but not limited to CERCLA, that requires or relates to: (a) advising or notifying appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant adverse impact on the Environment; (b) preventing, reducing or limiting to acceptable levels the Release of pollutants, hazardous substances, or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) protecting human health, the environment, resources, species or ecological amenities; (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (f) requirements for cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (g) the handling, management, storage or disposal of Hazardous Materials.

“Extraordinary Costs” – the amount of all payments or other distributions required to be made by SWH or any Acquired Subsidiary to any securityholder, director, officer, employee or agent of SWH or any Acquired Subsidiary as a result of the Contemplated Transactions, including (i) any and all retention bonuses or performance bonuses payable in connection with the consummation of the Contemplated Transactions under the terms of any employment agreement, plan or other arrangement existing prior to the Closing Date, (ii) any and all change in control payments under SWH’s Retention Bonus and Change in Control Plan, (iii) any and all severance payments, termination payments or other amounts payable (including the estimated costs of benefits required to be provided) under the terms of any employment agreement, plan or other arrangement existing prior to the Closing Date and determined as if the employee’s employment with SWH or any Acquired Subsidiary was terminated by the employer after the occurrence of a “change of control” or other similar event, (iv) any and all bonuses or other payments under The Mimi’s Million Dollar Challenge bonus program pursuant to that letter to Mimi’s Café General Managers, dated December 4, 2012, (v) the Liabilities reflected in the general ledger accounts of SWH and the Acquired Subsidiaries set forth on Schedule 1.1(b), and (vi) the employer’s portion of social security, Medicare, unemployment or other employment Taxes imposed with respect to the amounts described above, in each case, whether such payments are paid on or immediately prior to the Closing or are payable after the Closing. Extraordinary Costs shall not include Seller Transaction Expenses.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined in Section 414(m) of the Code or the Treasury Regulations under Section 414(o) of the Code), any of which includes Seller.

“FDA” – means the United States Food and Drug Administration.

“FDA Laws” – means the Federal Food, Drug and Cosmetic Act and other Legal Requirements regulating or imposing standards with respect to the safety and quality of food and beverage products intended for human consumption, including any such Legal Requirements relating to the manufacture, production, labeling, packaging, transportation, distribution or sale of such products.

“Flow of Funds Memorandum” – means a memorandum prepared by Seller and acceptable to Buyer, to be delivered to Buyer at least three (3) Business Days prior to Closing specifying in reasonable detail the payments to be made at Closing with respect to each item of Indebtedness, Seller Transaction Expenses, and Extraordinary Costs, along with corresponding wire transfer account instructions.

(a) In respect of Closing Indebtedness, the Flow of Funds Memorandum shall include (i) the name of each creditor, the amount of Closing Indebtedness payable to such creditor and wire transfer instructions for such creditor and (ii) unexecuted draft pay-off letters in form and substance reasonably satisfactory to Buyer in substantially the form to be executed at the Closing by all Persons which any portion of the Closing Indebtedness is owed, which shall provide for, among other things, (1) the amounts required to pay off in full on the Closing Date the Closing Indebtedness owing to such Person (including the outstanding principal, accrued interest and all prepayment penalties, “breakage costs”, redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing such Closing Indebtedness), (2) the release, discharge, removal and termination of all Encumbrances on the assets of SWH and the Acquired Subsidiaries arising under such Closing Indebtedness upon payment of the amounts set forth therein and (3) documentation evidencing the termination of all such Encumbrances (the “Pay-Off Letters”).

(b) In respect of Seller Transaction Expenses, the Flow of Funds Memorandum shall include (i) a detailed schedule setting forth all Seller Transaction Expenses, (ii) the identity of each Person that is to be paid Seller Transaction Expenses, (iii) the amount owed or to be owed to each such Person in respect thereof and (iv) an invoice from each such Person accompanied by an executed pay-off letter (in form and substance reasonably satisfactory to Buyer) containing an acknowledgment from such Person that such invoice reflects all fees, costs and expenses incurred by such Person through and including the Closing Date.

“GAAP” – generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, license, registration, franchise, certificate or permit obtained, or required to be obtained, under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or (d) body authorized to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Material in, on, under, about or from any of the Real Property or any part thereof into the Environment.

“Hazardous Material” – any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” – all buildings, structures, fixtures and improvements located on the Real Property or belonging to SWH, including those under construction.

“Indebtedness” – with respect to any Person, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of A. indebtedness of such Person for money borrowed and B. indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including indebtedness of any Related Person; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit (including any letter of credit used to support SWH’s comprehensive general liability insurance), banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (viii) any accrued and unpaid interest on, and any prepayment and redemption premiums, penalties or similar contractual charges in respect of, any of the foregoing, without duplication. For purposes of the foregoing, Indebtedness shall include, but not be limited to, Indebtedness set forth on Schedule 3.27. Unless otherwise expressly stated herein, any reference to Indebtedness in this Agreement shall refer to Indebtedness of SWH and the Acquired Subsidiaries.

“Insurance Liabilities” – All Liabilities relating to claims for medical insurance, general liability insurance, property insurance, worker’s compensation, or directors and officer’s liability insurance, whether such claim arises before or after the Closing, and, in each case, if the incident, occurrence, fact, condition, event or circumstance that forms the primary basis for such claim arises prior to the Closing, including the Liabilities reflected in the general ledger accounts of SWH and the Acquired Subsidiaries set forth on Schedule 1.1(c).

“Inventories” – all inventories of SWH, wherever located, including all finished goods, work in process, raw materials and all other materials and supplies to be used or consumed by Seller in connection with the Business.

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – means (i) with respect to Seller, the actual knowledge after Due Inquiry of each of Joanna Blake, Karen Eadon, Kristen Flynn, Mark Mears, Steven Schroeder and Molly Sureck, and (ii) with respect to Buyer, the actual knowledge after Due Inquiry of Harry Martin, Claude Bergeron, and Michael T. Clock. “Due Inquiry” means inquiry by the foregoing individuals of the individuals who would be reasonably expected to have knowledge of the matter at issue as a usual part of their job responsibilities.

“Lease” – any lease or rental agreement, license, right to use or installment and conditional sale agreement relating to the operations of the Business to which SWH is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liquor License Agency Approval” – means (a) approval by all applicable state, local or other governmental authorities of permanent or temporary licenses for Buyer (or its Affiliates), the transfer of existing licenses for the Restaurants to Buyer (or its Affiliates) or other alternative arrangements that in each case permit Buyer to serve alcohol at each of the Restaurants on and after the Closing Date consistent with the current service hours and days permitted by such existing licenses or (b) the execution of Interim Management Agreements in substantially the form attached as Exhibit 6.2 between Seller and Buyer that will be in effect on and after the Closing Date pending an approval described in provision (a) of this definition.

“Material Adverse Effect” – means any change, effect, event, occurrence, fact, condition, or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the operations, condition (financial or otherwise) or assets of the Business, (b) the value of SWH or the Business, each taken as a whole, or (c) any material adverse effect on the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any failure to meet a forecast (whether internal or published) of sales, revenue, earnings, cash flow, or other data for any period or any change in such a forecast (notwithstanding the foregoing, underlying causes of such failure may be taken into account), (ii) any change, effect (whether short-term or long-term), event, occurrence, state of facts, or development, directly or indirectly, arising out of or relating to: A. any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; B. changes, conditions or effects that generally affect the industries in which the Business operates; C. the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; D. changes in GAAP or Legal Requirements; E. the announcement, declaration, commencement, occurrence, continuation or threat of any geopolitical condition, war or armed hostilities, any act of terrorism or any public health or other public emergency or crisis; or (vi) any act of God; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a material disproportionate effect on the Business or SWH, compared to other participants in the industries in which the Business operates.

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Permitted Encumbrances” – (a) the Permitted Real Property Encumbrances listed on Schedule 3.8(a), (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or (e) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” – all of right, title and interest of SWH or the Acquired Subsidiaries in and to all parcels and tracts of land relating to the operations of the Business in which SWH has an ownership interest (whether fee or leasehold), including the Owned Real Property, the Leased Real Property, any Contract interest and Improvements and all Appurtenances thereto.

“Real Property Lease” – as defined in Section 3.7(b) of this Agreement.

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” – any current Affiliate, officer, director, manager, member-equity holder or employee of Buyer, Seller or SWH, including the descendants, siblings, spouse and parents of any of the foregoing Persons.

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Seller Transaction Expenses” – all Liabilities for any fees, costs and expenses incurred or subject to reimbursement by SWH or any of the Acquired Subsidiaries (whether or not invoiced at or prior to the Effective Time and whether incurred prior to, on or after the date hereof but, in any case, prior to or in connection with the Closing) and not paid prior to the Closing (other than pursuant to Section 2.5(b)), in each case, in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, the other documents contemplated by this Agreement, and the Contemplated Transactions, including: (i) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (ii) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (iii) any other fees, costs and expenses or payments required to be paid under the terms of any Contract existing as of the date hereof or as of the Closing Date to the extent resulting from the change of control of SWH or any of the Acquired Subsidiaries; (iv) the costs of obtaining the consents set forth on Schedule 7.3, (v) any fees, costs and expenses incurred in connection with the preparation of any Tax Return covering any pre-Closing Tax Periods and the portion of the Straddle Period that ends on the Closing Date and any tax advice and consultation associated therewith; (vi) any fees, costs and expenses incurred in connection with the sale or other strategic alternative processes conducted by or on behalf of SWH and the Acquired Subsidiaries prior to the Closing Date, including the preparation, negotiation and execution of any Contracts, documents or instruments with any other potential purchaser of all or any portion of the business of SWH or any of the Acquired Subsidiaries; and (vii) any fees, costs and expenses incurred in connection with participation in or response to the investigation, review and inquiry conducted by Seller and its Representatives with respect to SWH, the Acquired Subsidiaries and the Business (and Seller’s furnishing of information to Buyer and its Representatives in connection with such investigation and review). The amount of Seller Transaction Expenses shall be determined without giving effect to the Closing payments made pursuant to Section 2.5(b).

“Shares – all of the issued and outstanding common shares of the Acquired Subsidiaries.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” – all miscellaneous personal property used in the Business, including the supplies of paper products, disposable and non-disposable tableware, flatware, and cups, kitchenware, smallwares, uniforms, cleaning supplies, advertising and promotional materials, office and maintenance supplies (wherever located and whether or not carried on SWH’s books), together with any express or implied warranty by the manufacturers of sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” – A. any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and in respect of each and every of the foregoing, including any interest, penalty, or addition thereto, whether disputed or not, and B. Liability for the payment of any amounts of the type described in clause (A) as a transferee or successor, by Contract, or from any express or implied obligation to indemnify or otherwise assume or succeed to such a Liability of any other Person.

“Tax Return” – any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party” – a Person that is not a party to this Agreement.

“Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Working Capital” – as defined in Section 2.7(a) of this Agreement.

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time of such reference, including rules and regulations promulgated thereunder; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be used or made, in accordance with GAAP, except to the extent the historic practices of SWH are inconsistent with GAAP, and in such case the Applicable Accounting Principles shall be consistent with the historic practices of SWH. The accounting principles set forth on Schedule 1.2(b) are referred to as the “Applicable Accounting Principles.”

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE OF MEMBERSHIP INTERESTS; CLOSING

2.1 Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell the Membership Interests to Buyer, and Buyer shall purchase the Membership Interests from Seller, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

2.2 Consideration. The aggregate purchase price for the Membership Interests will be $50,000,000 (the “Closing Purchase Price”). Subject to the terms of this Agreement, the Closing Purchase Price shall be paid by Buyer at Closing (i) by wire transfer in the amount of $20,000,000, plus or minus the Closing Adjustment Amount pursuant to Section 2.6(a), of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date, and (ii) by delivery of a promissory note (the “Note”) in the amount of $30,000,000 by Buyer to Seller at Closing.

2.3 Allocation.

(a) The Closing Purchase Price plus the assumed Liabilities (as determined for federal income Tax purposes) as of the Closing Date shall be allocated among, and paid in respect of, the Assets held by SWH (including, for the avoidance of doubt, stock of the Acquired

Subsidiaries) and the noncompetition provisions contained in Section 10.4 (the “Non-Compete”) in accordance with Section 1060 of the Code (and any similar provision of state, local, or non-U.S. Tax law, as appropriate) and as set forth on the allocation Schedule attached hereto as Exhibit 2.3(a) (the “Allocation Schedule”). Except as otherwise required by law or pursuant to a “determination” under Section 1313(a) of the Code, Buyer and Seller agree to act, and will cause their Affiliates to act, in accordance with the Allocation Schedule and the final allocation statement prepared in accordance with the Allocation Schedule, for all Tax purposes, including, those matters subject to Section 1060 of the Code and the Treasury Regulations thereunder, and neither Buyer nor Seller nor their respective Affiliates will take any position inconsistent therewith in any Tax Returns or other Tax filings (including IRS Form 8594), any refund claim, any litigation or otherwise.

(b) The Adjustment Amount and any other adjustments to the Closing Purchase Price shall also be allocated among the Assets in accordance with Section 1060 of the Code. All such amounts shall be treated, to the extent allowable under Tax law, as allocable only to those Assets with respect to which the installment sale rules under Section 453 of the Code are applicable. Buyer and Seller shall use reasonable efforts to come to agreement on such allocations, or if no agreement is reached, shall use the resolution process set forth in the Allocation Schedule.

2.4 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio, or such other mutually agreeable location at 10:00 a.m. Eastern Standard Time on February 15, 2013, provided that all of the conditions to Closing set forth in Articles 7 and 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), unless Buyer and Seller otherwise mutually agree, and shall be effective as of the Effective Time. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.5 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)	evidence satisfactory to Buyer of the transfer of Membership Interests, including an assignment of Membership Interests, free and clear of Encumbrances;

(ii)

a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2 (the “Seller Closing Certificate”);

(iii)	a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s sole member approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions (the “Seller Secretary Certificate”);

(iv)	a certificate stating that Bob Evans Farms, Inc., a Delaware corporation (the “Parent”), is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);

(v)	each of the Material Consents identified in Schedule 7.3;

(vi)	a transition services agreement substantially in the form of Exhibit 2.5(a)(vi) (the “Transition Services Agreement”), executed by BEF Management, Inc.;

(vii)	a supply agreement in the form of Exhibit 2.5(a)(vii)(the “Supply Agreement”), executed by BEF Foods, Inc.;

(viii)	a assignment and assumption agreement of the Assumed Liabilities, substantially in the form attached hereto as Exhibit 2.5(a)(viii) (the “Assignment and Assumption Agreement”), executed by Seller;

(ix)	a subordination agreement, substantially in the form attached hereto as Exhibit 2.5(a)(ix) (the “Subordination Agreement”), executed by Seller;

(x)	evidence of the dissolution of SWH Too, LLC;

(xi)	resignations of directors, officers, and managers of SWH and the Acquired Subsidiaries pursuant to Section 5.7; and

(xii)	(1) the Pay-Off Letters required by Sections 1.1 (Flow of Funds Memorandum) and 2.7(b), executed by the Persons to which any portion of Indebtedness is owed, and (2) a pay-off letter from each payee in respect of Seller Transaction Expenses in substantially the form of the pay-off letter delivered to Buyer pursuant to Section 1.1 (Flow of Funds Memorandum).

(b) Seller shall pay (i) to each of the parties set forth on the Flow of Funds Memorandum, the Closing Indebtedness and Seller Transaction Expenses and (ii) the Extraordinary Costs that are due and payable at Closing, in each case, by wire transfer to an account specified in writing by such party on the Flow of Funds Memorandum (such Closing pay-off obligations, the “Closing Pay-offs”);

(c) Buyer shall deliver to Seller:

(i)	the Closing Cash Payment by wire transfer to an account specified by Seller in a writing delivered to Buyer;

(ii)	the Note, substantially in the form attached hereto as Exhibit 2.5(c)(ii), executed by Buyer;

(iii)	a guaranty agreement (the “Guaranty Agreement”), substantially in the form attached hereto as Exhibit 2.5(c)(iii), executed by SWH;

(iv)	a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2 (the “Buyer Closing Certificate”);

(v)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions (the “Buyer Secretary Certificate”);

(vi)	the Transition Services Agreement executed by SWH;

(vii)	the Supply Agreement executed by SWH;

(viii)	the Subordination Agreement executed by SWH; and

(ix)	the Assignment and Assumption Agreement executed by SWH.

2.6 Adjustment Amount.

(a) If the Estimated Closing Working Capital Ratio is greater than the Target Working Capital Ratio, then Buyer shall pay to Seller an additional amount in cash equal to the Closing Adjustment Amount pursuant to Section 2.2. If the Estimated Closing Working Capital Ratio is less than the Target Working Capital Ratio, then the cash amount otherwise payable to

Seller pursuant to Section 2.2 shall be reduced by an amount equal to the Closing Adjustment Amount.

(b) If the Closing Working Capital Ratio is greater than the Target Working Capital Ratio, then Buyer shall pay to Seller an amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to an account specified by Seller. If the Closing Working Capital Ratio is less than the Target Working Capital Ratio, then Seller shall pay to Buyer an amount in cash equal to the Final Adjustment Amount by wire transfer of immediately available funds to an account specified by Buyer. Within three (3) Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.7, Seller or Buyer, as the case may be, shall make the wire transfer payment required by this Section 2.6(b).

2.7 Adjustment Procedure.

(a) Defined Terms.

(i)	“Closing Adjustment Amount” means the amount in cash by which Estimated Closing Current Assets must be increased or decreased such that the Estimated Closing Working Capital Ratio, after such increase or decrease, equals the Target Working Capital Ratio.

(ii)	“Closing Current Assets” means the amount of Current Assets included in Closing Working Capital.

(iii)	“Closing Current Liabilities” means the amount of Current Liabilities included in Closing Working Capital.

(iv)	“Closing Indebtedness” means the amount of Indebtedness of SWH and the Acquired Subsidiaries as of immediately prior to the Effective Time.

(v)	“Closing Working Capital” means the Working Capital reflected in the Final Closing Date Balance Sheet.

(vi)	“Closing Working Capital Ratio” means a fraction, expressed as a percentage rounded to the nearest fifth decimal place, (i) the denominator of which shall equal the Closing Current Liabilities and (ii) the numerator of which shall equal the Closing Current Assets.

(vii)	“Estimated Closing Current Assets” means the amount of Current Assets included in Estimated Working Capital.

(viii)	“Estimated Closing Current Liabilities” means the amount of Current Liabilities included in Estimated Working Capital.

(ix)	“Estimated Closing Working Capital Ratio” means a fraction, expressed as a percentage rounded to the nearest fifth decimal place, (i) the denominator of which shall equal the Estimated Closing Current Liabilities and (ii) the numerator of which shall equal the Estimated Closing Current Assets.

(x)	“Estimated Working Capital” means the Working Capital reflected in the Estimated Closing Date Balance Sheet.

(xi)	“Final Adjustment Amount” means the amount of cash by which Closing Current Assets must be increased or decreased such that the Closing Working Capital Ratio, after such increase or decrease, equals the Target Working Capital Ratio.

(xii)	“Final Closing Date Balance Sheet” means, as applicable, (i) the Proposed Final Closing Date Balance Sheet if Seller does not timely dispute such balance sheet in accordance with Section 2.7(e), (ii) if there are no Disputed Items, the Final Closing Date Balance Sheet agreed to by Buyer and Seller, or (iii) if there are Disputed Items, the Final Closing Date Balance Sheet determined by the Settlement Firm after its resolution and determination of the Disputed Items in accordance with Section 2.7(e)(ii).

(xiii)	“Target Working Capital Ratio” means 40.0%.

(xiv)	“Working Capital” means the amount equal to Current Assets minus Current Liabilities, where:

(1) “Current Assets” means the sum of all consolidated current assets of SWH and the Acquired Subsidiaries, determined as of the Effective Time in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Assets” shall exclude (A) Accounts Receivable that do not conform to the representations and warranties contained in Section 3.9, (B) current and deferred income Tax benefits or assets, (C) any prepayments to the extent that SWH and the Acquired Subsidiaries will not be able to use or otherwise receive the benefits of such prepayments following the Closing or to the extent that such prepayments are lost, forfeited, cancelled or otherwise diminished in value in connection with, or as a result of, the Contemplated Transactions, (D) any asset that would constitute a Seller Transaction Expense if such expense had not been previously paid, (E) any asset based on a pending insurance or indemnification claim, (F) any accounts and obligations owed by SWH to any Acquired Subsidiaries or owed by an Acquired Subsidiary to SWH or any one or more of the Acquired Subsidiaries, (G) any Inventory that does not conform to the representations and warranties contained in Section 3.10, (H) current assets reflected in the general ledger accounts of SWH and the Acquired Subsidiaries set forth on Schedule 2.7(a)(xv), (I) except for petty cash at each of the Restaurants (which shall be included in Current Assets), all cash and cash equivalents, and (J) all deposits, including the deposit with Gordon Food Service, and other assets relating to the liquor licenses used or held for use in the Business. In calculating “Current

Assets”, no reserve reflected in the Balance Sheet shall be reduced or eliminated except by reason of payment or settlement. In determining Current Assets for purposes of determining Closing Current Assets and Closing Working Capital, any cash adjustment pursuant to the second sentence of Section 2.6(a) shall increase “Current Assets”; and

(2) “Current Liabilities” means the sum of all consolidated current liabilities of SWH and the Acquired Subsidiaries, determined as of the Effective Time in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Liabilities” shall include the Insurance Liabilities. “Current Liabilities” shall exclude (A) current and deferred Tax obligations or liabilities, (B) current liabilities included in the determination of Closing Indebtedness, Seller Transaction Expenses, or Extraordinary Costs, (C) current liabilities that constitute Assumed Liabilities, and (D) any accounts and obligations owed by SWH to any Acquired Subsidiaries or owed by an Acquired Subsidiary to SWH or any one or more of the Acquired Subsidiaries. In calculating “Current Liabilities”, no reserve reflected in the Balance Sheet shall be reduced or eliminated except by reason of payment or settlement.

(b) Closing Estimates. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer:

(i)	an estimated unaudited balance sheet for SWH and the Acquired Subsidiaries as of the Effective time in the form attached hereto as Exhibit 2.7(b), which is prepared in accordance with this Agreement (including this Section 2.7 and the definition of “Working Capital”, “Current Assets”, and “Current Liabilities” contained herein) and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation or determination, the Applicable Accounting Principles (as modified to reflect (x) modifications mutually agreed to by Buyer and Seller pursuant to the last paragraph of this Section 2.7(b) and (y) any Section 2.7(b) Disputes, the “Estimated Closing Date Balance Sheet”);

(ii)	a trial balance supporting each of the line items included in the Estimated Closing Date Balance Sheet and reasonable supporting documentation of Seller’s calculations of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities, in each case, determined in accordance with this Agreement (including this Section 2.7 and the definition of “Working Capital”, “Current Assets”, and “Current Liabilities” contained herein) and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation or determination, the Applicable Accounting Principles; and

(iii)	the Flow of Funds Memorandum.

The foregoing documents (and the line items and calculations contained therein) delivered by Seller pursuant to Sections 2.7(b)(i) and 2.7(b)(ii) shall be subject to the reasonable approval of Buyer. Seller promptly shall deliver, or cause to be delivered, to Buyer and its Representatives detailed schedules of the foregoing documents (and calculations contained therein), together with any supporting documents as Buyer may request. If Buyer shall have any dispute with the foregoing documents, or any underlying amounts or calculations, then Seller and Buyer shall endeavor in good faith to resolve such disputes within two (2) Business Days. If they are unable to so resolve any of such disputes (such unresolved disputes, the “Section 2.7(b) Disputes”), then the Parties hereto agree that the foregoing documents, and any underlying amounts or calculations, in each case, shall be modified in favor of Buyer’s position to reflect the Section 2.7(b) Disputes, and as so modified shall be the Estimated Closing Date Balance Sheet and trial balance for purposes of the Closing and the determination of the Estimated Closing Working Capital Ratio and the Closing Adjustment Amount. For the avoidance of doubt, if there are Section 2.7(b) Disputes, the consummation of the Contemplated Transactions based on the Estimated Closing Date Balance Sheet and the trial balance, and any underlying amounts, in each case, as so modified in favor of Buyer to reflect the Section 2.7(b) Disputes, shall not be deemed to constitute the agreement of Seller to the estimates or amounts set forth therein, and the consummation of the Contemplated Transactions based on such Estimated Closing Date Balance Sheet and the trial balance, and any underlying amounts, shall not be construed as a waiver by Seller of any provisions, rights or privileges hereunder.

(c) Post-Closing Determinations. On or before 5:00 p.m., Eastern time, on the sixtieth (60th) day after the Closing Date, Buyer shall prepare in good faith and deliver, or cause to be so prepared and delivered, to Seller

(i)	an unaudited balance sheet for the SWH and the Acquired Subsidiaries as of the Effective Time in the form attached hereto as Exhibit 2.7(b), which is prepared in accordance with this Agreement (including this Section 2.7 and the definition of “Working Capital”, “Current Assets”, and “Current Liabilities” contained herein) and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation or determination, the Applicable Accounting Principles (the “Proposed Final Closing Date Balance Sheet”); and

(ii)	a trial balance supporting each of the line items included in the Proposed Final Closing Date Balance Sheet and reasonable supporting documentation of Buyer’s proposed calculations of Closing Working Capital, Closing Current Assets and Closing Current Liabilities, in each case, determined in accordance with this Agreement (including this Section 2.7 and the definition of “Working Capital”, “Current Assets”, and “Current Liabilities” contained herein) and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation or determination, the Applicable Accounting Principles.

(d) Post-Closing Access Rights. Buyer shall grant Seller and Seller’s authorized accounting and legal representatives reasonable access to such work papers or other documents and information as they may reasonably request relating to Buyer’s calculation of the amounts included in the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) and shall make appropriate officers reasonably available to assist the representatives of Seller and respond to questions in connection with Seller’s review of the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii). Notwithstanding the foregoing, Buyer shall not be required to grant access or furnish information to Seller or any of its representatives to the extent that such information is subject to (i) an attorney/client or attorney work product privilege or (ii) restrictions under any applicable Legal Requirement, any fiduciary duty or any binding agreement; provided, however, that Buyer shall, to the extent that the same may be provided in a fashion consistent with the maintenance of the applicable privilege and compliance with any applicable Legal Requirement, fiduciary duty or binding agreement, endeavor to provide all information and records reasonably requested by Seller or any of its representatives.

(e) Post-Closing Dispute Resolution.

(i)

Seller shall have until 5:00 p.m., Eastern time, on the thirtieth (30th) day after the date of Buyer’s delivery of the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) to give Buyer written notice of any dispute regarding the amounts reflected in the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii). If Seller does not timely give Buyer written notice of a dispute in accordance with this Section 2.7(e), the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) shall be deemed to have been accepted and agreed to by Seller in the form in which they were delivered as the Final Closing Date Balance Sheet and the trial balance, and shall be final and binding on all parties hereto in all respects. Any written notice of a dispute regarding the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) (a “Notice of Dispute”), as to each dispute, shall set forth in reasonable detail the elements and amounts with which Seller disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of Seller for the computations contained in the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) to conform to the requirements of this Agreement and the basis for Seller’s suggested adjustments. During the twenty (20) day period ending at 5:00 p.m., Eastern time, on the twentieth (20th) day following the date of Buyer’s receipt of a Notice of Dispute, if provided Seller, Buyer and Seller shall make reasonable good faith efforts to attempt to resolve such disputed items and agree in writing upon the final content of the disputed Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) or to stipulate to such portion thereof with respect to which there is no dispute.

(ii)	If Buyer and Seller cannot resolve or stipulate to all disputed items relating to the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) within the twenty (20) day period referenced in Section 2.7(e), the matters with respect to which no resolution or stipulation can be reached (the “Disputed Items”) shall be submitted to and resolved by a recognized independent accounting firm selected by mutual written agreement of Buyer and Seller; provided, however, that if such mutually selected recognized independent accounting firm is unwilling to so serve (the date of notice of such unwillingness to serve, the “Decline Date”) and Buyer and Seller are unable to agree on another recognized independent accounting firm within five (5) days after the Decline Date, then within ten (10) days after the Decline Date, each of Buyer and Seller shall select an office of an independent accounting firm of recognized standing and such two firms shall, within fifteen (15) days after the Decline Date, then select a third independent accounting firm of recognized standing to resolve any remaining Disputed Items (the firm selected in accordance with the foregoing, the “Settlement Firm”). The Settlement Firm shall only resolve each Disputed Item by making an adjustment to the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) that is within the range for such Disputed Item defined by the amount of such Disputed Item in the Proposed Final Closing Date Balance Sheet and the supporting trial balance delivered pursuant to Section 2.7(c)(ii) delivered by Buyer pursuant to Section 2.7 and the amount of such Disputed Item included in Seller’s Notice of Dispute. The resolution and determination of the Disputed Items by the Settlement Firm shall be based solely on the provisions of this Agreement and on written submissions and presentations by Buyer and Seller (or their respective representatives), and not on independent review by the Settlement Firm, and shall be made in conformity with applicable Legal Requirements. The decision of the Settlement Firm shall constitute an arbitral award and shall be conclusive, final and binding on all parties hereto in all respects and upon which a judgment may be rendered by a Governmental Body having proper jurisdiction thereover.

(iii)	Fifty percent (50%) of the fees, costs and expenses of the Settlement Firm shall be borne by Buyer and the remaining fifty percent (50%) of the fees, costs and expenses of the Settlement Firm shall be borne by Seller.

2.8 Post-Closing Insurance Liabilities True-Ups.

(a) On or before 5:00 p.m., Eastern time, on the sixtieth (60th) day following Buyer’s 2014 fiscal year end, Buyer shall prepare in good faith and deliver, or cause to be so prepared and delivered, to Seller a detailed statement (the “Proposed 2014 Insurance Liabilities Statement”) of (i) the aggregate amount of Insurance Liabilities paid through the end of Buyer’s 2014 fiscal year and (ii) Buyer’s good faith estimate of the amount of Insurance Liabilities that remain outstanding, including reasonable supporting documentation of Buyer’s proposed calculations, which estimate in the foregoing clause (ii) shall be determined in accordance with this Agreement and, to the extent not inconsistent with this Agreement, the Applicable Accounting Principles. The sum of the amounts described in clauses (i) and (ii) of the immediately preceding sentence is referred to herein as the “2014 Proposed Insurance Liabilities Amount”.

(b) On or before 5:00 p.m., Eastern time, on the sixtieth (60th) day following Buyer’s 2016 fiscal year end, Buyer shall prepare in good faith and deliver, or cause to be so prepared and delivered, to Seller a detailed statement (the “Proposed 2016 Insurance Liabilities Statement”) of (i) the aggregate amount of Insurance Liabilities paid through the end of Buyer’s 2016 fiscal year and (ii) Buyer’s good faith estimate of the amount of Insurance Liabilities that remain outstanding, including reasonable supporting documentation of Buyer’s proposed calculations, which estimate in the foregoing clause (ii) shall be determined in accordance with this Agreement and, to the extent not inconsistent with this Agreement, the Applicable Accounting Principles. The sum of the amounts described in clauses (i) and (ii) of the immediately preceding sentence is referred to herein as the “2016 Proposed Insurance Liabilities Amount”. The “Proposed Insurance Liabilities Amount” refers to the 2014 Proposed Insurance Liabilities Amount or the 2016 Proposed Insurance Liabilities Amount, as applicable. The “Proposed Insurance Liabilities Statement” refers to the 2014 Proposed Insurance Liabilities Statement or the 2016 Proposed Insurance Liabilities Statement, as applicable.

(c) Post-Closing Access Rights. Buyer shall grant Seller and Seller’s authorized accounting and legal representatives reasonable access to such work papers or other documents and information as they may reasonably request relating to the applicable Proposed Insurance Liabilities Statement and the Proposed Insurance Liabilities Amount contained therein and shall make appropriate officers reasonably available to assist the representatives of Seller and respond to questions in connection with Seller’s review of such statement and the Proposed Insurance Liabilities Amount contained therein. Notwithstanding the foregoing, Buyer shall not be required to grant access or furnish information to Seller or any of its representatives to the extent that such information is subject to (i) an attorney/client or attorney work product privilege or (ii) restrictions under any applicable Legal Requirement, any fiduciary duty or any binding agreement; provided, however, that Buyer shall, to the extent that the same may be provided in a fashion consistent with the maintenance of the applicable privilege and compliance with any applicable Legal Requirement, fiduciary duty or binding agreement, endeavor to provide all information and records reasonably requested by Seller or any of its representatives.

(d) Post-Closing Dispute Resolution.

(i)	Seller shall have until 5:00 p.m., Eastern time, on the thirtieth (30th) day after the date of Buyer’s delivery of the applicable Proposed Insurance Liabilities Statement to give Buyer written notice of any dispute regarding the amounts reflected in such statement. If Seller does not timely give Buyer written notice of a dispute in accordance with this Section 2.7(e), the applicable Proposed Insurance Liabilities Statement and the Proposed Insurance Liabilities Amount contained therein shall be deemed to have been accepted and agreed to by Seller in the form in which they were delivered as the Final Insurance Liabilities Statement, and shall be final and binding on all parties hereto in all respects. Any written notice of a dispute regarding the applicable Proposed Insurance Liabilities Statement (an “Insurance Liabilities Notice of Dispute”), as to each dispute, shall set forth in reasonable detail the elements and amounts with which Seller disagrees, including the amounts of any adjustments that are necessary in the reasonable judgment of Seller for the computations contained in the Proposed Insurance Liabilities Statement to conform to the requirements of this Agreement and the basis for Seller’s suggested adjustments. During the twenty (20) day period ending at 5:00 p.m., Eastern time, on the twentieth (20th) day following the date of Buyer’s receipt of an Insurance Liabilities Notice of Dispute, if provided by Seller, Buyer and Seller shall make reasonable good faith efforts to attempt to resolve such disputed items and agree in writing upon the final content of the disputed Proposed Insurance Liabilities Statement or to stipulate to such portion thereof with respect to which there is no dispute.

(ii)

If Buyer and Seller cannot resolve or stipulate to all disputed items relating to the Proposed Insurance Liabilities Statement within the twenty (20) day period referenced in Section 2.7(e), the matters with respect to which no resolution or stipulation can be reached (the “Disputed Insurance Items”) shall be submitted to and resolved by the Settlement Firm (which firm shall be selected as provided in Section 2.7(e)(ii). The Settlement Firm shall only resolve each Disputed Insurance Item by making an adjustment to the Proposed Insurance Liabilities Statement that is within the range for such Disputed Insurance Item defined by the amount of such Disputed Insurance Item in the Proposed Insurance Liabilities Statement delivered by Buyer pursuant to Section 2.7(a) or Section 2.8(b), as applicable, and the amount of such Disputed Insurance Item included in Seller’s Insurance Liabilities Notice of Dispute. The resolution and determination of the Disputed Insurance Items by the Settlement Firm shall be based solely on the provisions of this Agreement and on written submissions and presentations by

Buyer and Seller (or their respective representatives), and not on independent review by the Settlement Firm, and shall be made in conformity with applicable Legal Requirements. The decision of the Settlement Firm shall constitute an arbitral award and shall be conclusive, final and binding on all parties hereto in all respects and upon which a judgment may be rendered by a Governmental Body having proper jurisdiction thereover.

(iii)	Fifty percent (50%) of the fees, costs and expenses of the Settlement Firm shall be borne by Buyer and the remaining fifty percent (50%) of the fees, costs and expenses of the Settlement Firm shall be borne by Seller.

(e) Defined Terms.

(i)	“Final Insurance Liabilities Statement” means, as applicable, (i) the applicable Proposed Insurance Liabilities Statement if Seller does not timely dispute such balance sheet in accordance with Section 2.7(e), (ii) if there are no Disputed Insurance Items, the Final Insurance Liabilities Statement agreed to by Buyer and Seller, or (iii) if there are Disputed Insurance Items, the Final Insurance Liabilities Statement determined by the Settlement Firm after its resolution and determination of the Disputed Insurance Items in accordance with Section 2.7(e)(ii).

(ii)	“Final Insurance Liabilities Amount” the sum of (A) the aggregate amount of Insurance Liabilities paid through the end of Buyer’s 2014 fiscal year or 2016 fiscal year, as applicable, and (B) the estimate of the amount of Insurance Liabilities that remain outstanding, in each case, that are reflected in the applicable Final Insurance Liabilities Statement.

(f) Adjustments to the Note.

(i)	If the Final Insurance Liabilities Amount included in the Final Insurance Liabilities Statement for Buyer’s 2014 fiscal year exceeds the amount of Insurance Liabilities included in Closing Current Liabilities, then the outstanding principal balance or accrued interest then outstanding on the Note, or a combination of the foregoing, shall be reduced by the amount of such excess, and Buyer and Seller shall memorialize such adjustment to the Note in writing. If the Final Insurance Liabilities Amount included in the Final Insurance Liabilities Statement for Buyer’s 2014 fiscal year is less than the amount of Insurance Liabilities included in Closing Current Liabilities, then the outstanding principal balance of the Note shall be increased by such shortfall, and Buyer and Seller shall memorialize such adjustment to the Note in writing.

(ii)	If the Final Insurance Liabilities Amount included in the Final Insurance Liabilities Statement for Buyer’s 2016 fiscal year exceeds the Final Insurance Liabilities Amount included in the Final Insurance Liabilities Statement for Buyer’s 2014 fiscal year, then the outstanding principal balance or accrued interest then outstanding on the Note, or a combination of the foregoing, shall be reduced by the amount of such excess, and Buyer and Seller shall memorialize such adjustment to the Note in writing. If the Final Insurance Liabilities Amount included in the Final Insurance Liabilities Statement for Buyer’s 2016 fiscal year is less than the amount of Insurance Liabilities included in the Final Insurance Liabilities Statement for Buyer’s 2014 fiscal year, then the outstanding principal balance of the Note shall be increased by such shortfall, and Buyer and Seller shall memorialize such adjustment to the Note in writing.

2.9 Consents. If there are any Material Consents that are required and have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Material Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may elect to have Seller continue its efforts to obtain the Material Consents. If Buyer elects to have Seller continue its efforts to obtain any Material Consents, following the Closing, the parties shall use commercially reasonable best efforts and cooperate with each other to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization And Good Standing. Schedule 3.1 contains a complete and accurate list of Seller’s jurisdiction of formation and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Schedule 3.1 contains a complete and accurate list of SWH’s jurisdiction of formation and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. SWH is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts. SWH is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by all requisite corporate action on the part of Seller.

(b) Except as set forth in Schedule 3.2(b) and except for Liquor License Agency Approval, and subject to the provisions of Section 2.9, (i) neither the execution and delivery of this Agreement by Seller nor the consummation or performance by Seller of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): A. Breach (1) any provision of any of the Governing Documents of Seller, or (2) any resolution adopted by the sole member of Seller; B. Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which SWH, the Business, or any of the Assets, may be subject; C. require the Consent, notice or other action by any Person under, contravene, conflict with, result in a violation or Breach of any of the terms or requirements of, constitute a default or an event that would constitute a default under, result in the acceleration of or create in any Person or Governmental Body the right to accelerate, revoke, withdraw, suspend, cancel, terminate or modify, any Contract or Governmental Authorization to which SWH is a party or by which SWH or the Business is bound or that otherwise relates to the Business; D. Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; or E. result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets other than Permitted Encumbrances; and (ii) no Consent, approval, Governmental Authorization, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the documents contemplated hereby in the consummation of the transactions contemplated hereby and thereby.

3.3 Capitalization. All of the outstanding membership interests of SWH are duly authorized, validly issued, fully paid and non-assessable. Seller holds of record and beneficially owns all of the outstanding membership interests of SWH. All of the outstanding shares of capital stock of the Acquired Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. SWH holds of record and beneficially owns all of the outstanding shares of capital stock of the Acquired Subsidiaries. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of SWH or the Acquired Subsidiaries. None of the outstanding equity securities of SWH or the Acquired Subsidiaries was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4 Financial Statements. Seller has delivered to Buyer: (a) an unaudited balance sheet of SWH as of December 28, 2012 (the “Balance Sheet”), and the related unaudited statement of income and cash flow for the three month period then ended (together with the Balance Sheet, the “Financials”); and (b) and unaudited balance sheets of such SWH as of the end of the 2010 through 2012 fiscal years of SWH and the related unaudited statements of income and cash flows. Such financial statements fairly present the financial condition and the results of operations, changes in owners’ equity and changes in cash flows of SWH as at the respective dates of and for the periods referred to in such financial statements, all in accordance with the Applicable Accounting Principles except, in the case of the Financials, normal year-end adjustments and accruals. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved in all material respects except as disclosed in the notes to such financial statements. Such financial statements have been prepared from and are in accordance with the accounting Records of Seller.

3.5 Books And Records. The books of account and other financial Records of Seller and SWH, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.6 Sufficiency Of Assets. Except as set forth in Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by SWH, and (b) are sufficient for the continued conduct of the Business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.

3.7 Real Property.

(a) The title commitments delivered pursuant to Section 5.11 shall set forth each parcel of real property owned by SWH and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively the “Owned Real Property”). Attached to such title commitments shall be copies of the deeds and other instruments (as recorded) by which SWH acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of SWH with respect to such parcel.

(b) Schedule 3.7(b) lists the street address and other identifying information for all Real Property leased by SWH and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of SWH in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which SWH holds any Leased Real Property (collectively, the “Real Property Leases”). Seller has delivered to Buyer a true and complete copy of each Real Property Lease.

(c) Neither Seller nor SWH has received any written notice of (i) material violations of building codes or zoning ordinances or other Legal Requirement affecting the Real

Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Except as set forth on Schedule 3.7(c), neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Effective Time in substantially the same manner as conducted prior to the Effective Time and constitutes all of the real property necessary to conduct the Business as currently conducted.

(e) Except as set forth on Schedule 3.7(e) and Schedule 3.20, and to the Knowledge of Seller, the Real Property is (i) suited for the various purposes for which it is presently being used, and (ii) supplied with utilities and other services appropriate for the operation of the Business located thereon.

3.8 Title To Assets; Encumbrances.

(a) SWH (i) owns good and marketable fee simple title to its respective estates in the Owned Real Property, free and clear of any Encumbrances, other than as described in Schedule 3.8(a) (the “Permitted Real Property Encumbrances”); and (ii) except as set forth on Schedule 3.8(a), has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Except as set forth on Schedule 3.8(a), there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) All Real Property Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and SWH enjoys peaceful and undisturbed possession of all Leased Real Property. Except as set forth on Schedule 3.8(b), there does not exist any Breach or, to the Knowledge of Seller, any event which with notice or lapse of time or both would constitute a Breach under any Real Property Lease, nor has any party to any Real Property Lease exercised any termination rights with respect thereto. SWH (i) has paid all rent due and payable under each Real Property Lease, (ii) except as set forth on Schedule 3.8(b), has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) except as set forth on Schedule 3.8(b), has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) SWH has good and valid title to, or a valid leasehold interest in, all of the Assets. All such owned Assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances, and all such leased Assets are free and clear of Encumbrances except Permitted Encumbrances.

(d) Schedule 3.8(d) lists the leases pertaining to Tangible Personal Property. All such Tangible Personal Property Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and to the Knowledge of Seller there does not exist under any such Tangible Personal Property Lease any Breach or any event which with notice or lapse of time or both would constitute a Breach. Except with respect to the Tangible Personal Property set forth on Schedule 3.8(d), SWH owns good and transferable title to the Tangible Personal Property.

3.9 Accounts Receivable. The Accounts Receivable that are reflected on the Balance Sheet, the Financials, the Closing Balance Sheet, or on the accounting Records of SWH as of the Effective Time represent, or will represent, valid, undisputed claims of SWH not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and have arisen from sales actually made or services actually performed by SWH in the Ordinary Course of Business. The reserves for bad debts shown in the Balance Sheet and the Closing Balance Sheet have been determined in accordance with Applicable Accounting principles, consistently applied, subject to normal year-end adjustments. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Accounts Receivable. Except as set forth in Schedule 3.9, Seller has not received notice from any debtor that such debtor disputes or otherwise refuses to pay the amount reflected on the Balance Sheet or the Closing Balance Sheet.

3.10 Inventories. All Inventory of SWH set forth on the Balance Sheet or acquired since the date of the Balance Sheet is usable in the Ordinary Course of Business, except to the extent reserved against in accordance with Applicable Accounting Principles. The Balance Sheet and the Closing Balance Sheet will not include an inventory reserve because spoiled inventories have historically been insignificant and are expensed if and when inventories are disposed. All Inventory is owned by SWH free and clear of Encumbrances, and no Inventory is held on a consignment basis. Except as set forth on Schedule 3.10, the physical location of all Inventory is located on the Real Property and the quantities of each item of Inventories are not excessive but are reasonable in accordance with the present circumstances of SWH.

3.11 No Undisclosed Liabilities. Except as set forth in Schedule 3.11, SWH has no Liabilities that are material, individually or in the aggregate, and would be required under Applicable Accounting Principles to be reflected or reserved against in the Balance Sheet or the Balance Sheet other than current liabilities incurred in the Ordinary Course of Business of SWH since the date of the Balance Sheet.

3.12 Taxes.

Except as set forth in Schedule 3.12:

(a) SWH and each Acquired Subsidiary has filed or caused to be filed on a timely basis (taking into account permitted extensions actually received) with the appropriate Governmental Body all material Tax Returns that were required to be filed with respect to it pursuant to applicable Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. SWH and each Acquired Subsidiary has paid or caused to be paid to the appropriate Governmental Body all Taxes that have or may have become due (whether or not shown or required to be shown on any Tax Return), except such Taxes, if any, as are listed in Schedule 3.12 and are being contested in good faith.

(b) There are no Encumbrances on any of the Assets, or on any of the assets of any Acquired Subsidiary, that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) No claim has ever been made in writing by any Governmental Body in a jurisdiction where SWH or an Acquired Subsidiary does not file Tax Returns that SWH or such Acquired Subsidiary is or may be subject to Taxation by that jurisdiction.

(d) No audits or administrative or judicial proceedings regarding Taxes are pending against or with respect to SWH or any Acquired Subsidiary.

(e) No waiver or extension of any statute of limitations relating to the payment of Taxes has been given or requested with respect to Taxes for which SWH or any Acquired Subsidiary may be liable.

(f) All Taxes that SWH or any Acquired Subsidiary is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body, and each of SWH and each Acquired Subsidiary has complied in all material respects with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, equityholder, or other third party.

(g) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by SWH or by any Acquired Subsidiary after the Closing Date.

(h) SWH A. has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law), other than the group for which Parent is the parent (the “Bob Evans Group”), and B. has no Liability for Taxes of any Person (other than other members of the Bob Evans Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(i) Seller has delivered or made available to Buyer true, correct and complete copies of all income Tax Returns of SWH and the Acquired Subsidiaries filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, any such Person during the three-year period ending on the date hereof. For fiscal years ending 2009, 2010, and 2011 (i.e., the Tax year ending April 29, 2011), Seller has delivered or made available to Buyer true, correct and complete copies of pro-forma federal income Tax Returns of SWH and the Acquired Subsidiaries (prepared as if SWH were the parent of such affiliated group) that although not filed with any Governmental Body (because such Persons were included in the affiliated group of the Bob Evans Group and included in the consolidated federal income Tax Returns of the entire Bob Evans Group), properly reflect the operations of SWH and the Acquired Subsidiaries, as well as their taxable income and other tax attributes and characteristics, as if such Persons operated on a stand-alone basis from the remainder of the Bob Evans Group.

(j) Except as set forth in Schedule 3.12, neither SWH nor any Acquired Subsidiary has made any payments, or is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that will not be deductible under Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(k) The unpaid Taxes of SWH and Acquired Subsidiaries (1) did not, as of the date of the Balance Sheet, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Persons in filing their Tax Returns though taking into account the Conversion. Since the date of the Balance Sheet, neither SWH nor any Acquired Subsidiary has incurred any Liability for Taxes outside the ordinary course of business.

(l) Neither SWH nor any Acquired Subsidiary has, directly or indirectly, participated in any transaction (including the Contemplated Transactions) that would constitute (1) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or (2) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder.

(m) No Acquired Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: A. change in method of accounting for a taxable period ending on or prior to the Closing Date; B. “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; C. intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); D. installment sale or open transaction disposition made on or prior to the Closing Date; or E. prepaid amount received on or prior to the Closing Date.

(n) Except for Mimi’s Café of Rogers, Inc. which is an Arkansas non-profit mutual benefit corporation, each Acquired Subsidiary is treated as a corporation under Subchapter C of the Code for federal and applicable state and local income Tax purposes. At all times since the Conversion and through the Closing Date, each of Seller and SWH has been disregarded as an entity separate from Parent for federal and applicable state income Tax purposes. Neither SWH nor any Acquired Subsidiary owns an interest, directly or indirectly, in any joint venture, partnership, limited liability company, or other entity that is treated as a partnership for U.S. federal, state or local income Tax purposes.

(o) Schedule 3.12 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) that is a Deferred

Compensation Plan to which any of SWH or any Acquired Subsidiary is a party or in which any Active Employee is a participant that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and the Treasury Regulations promulgated thereunder. Each such Deferred Compensation Plan (i) complies, and is operated and administered in accordance, with the requirements of Section 409A of the Code, the Treasury Regulations promulgated thereunder and any other official IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005.

3.13 No Material Adverse Change. Since December 28, 2012, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of SWH.

3.14 Employee Benefits.

(a) Schedule 3.14(a), lists each Employee Benefit Plan that is maintained, administered or contributed to by SWH or any Acquired Subsidiary, and, with respect to each Employee Benefit Plan on Schedule 3.14(a) for which SWH or any Acquired Subsidiary is the plan sponsor, such plan is identified as an “SWH Plan”. With respect to each Employee Benefit Plan for which SWH or any Acquired Subsidiary is the plan sponsor, Seller has made available to Buyer, to the extent applicable, true, accurate, and complete copies of the following documents with respect to each Employee Benefit Plan (i) the plan document or, in the case of any unwritten Employee Benefit Plan, summaries thereof, (ii) the summary plan description, to the extent such summary plan description is legally required for the applicable Employee Benefit Plan; (iii) any trust agreement; (iv) the most recently filed Form 5500 Annual Report, and (v) all related agreements and insurance contracts by which such Employee Benefit Plan is established, operated, administered or funded.

(b) Except as provided in Schedule 3.14(b), neither SWH nor any ERISA Affiliate has in the last six (6) years (i) ever sponsored, maintained, been a participating employer in, or contributed to any or on behalf of an employee to a “multi-employer plan” within the meaning of ERISA Sections 3(37) or 4001(a)(3); and (ii) no Employee Benefit Plan is subject to Title IV of ERISA.

(c) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Employee Benefit Plan has not yet expired, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. To the Knowledge of Seller no fact or event has occurred or condition exists which would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust. Each Employee Benefit Plan has been maintained and operated in compliance with the material terms thereof and with the requirements prescribed by any applicable Legal Requirement. All premiums that are due with respect to periods prior to the Closing Date have been paid with respect to each Employee Benefit Plan that is a “welfare benefit plan” (as defined in ERISA Section 3(1)). All reports, disclosures, notices and filings with respect to such Employee Benefit Plans required to be made to employees, participants, beneficiaries, alternate payees, qualified beneficiaries (as defined in the Code) and any Governmental Body have been timely made or an extension has been timely obtained.

(d) Neither SWH nor any ERISA Affiliate, nor any director, officer or employee of SWH or any ERISA Affiliate has engaged in any transaction with respect to any Employee Benefit Plan, or breached any applicable fiduciary responsibility or obligation under Title I of ERISA that would subject any of them to a material tax, penalty or liability for a “prohibited transaction” (as defined under ERISA Section 406 and Section 4975 of the Code) or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such a claim. To the Knowledge of Seller, no Employee Benefit Plan is under audit or investigation by the IRS, the U.S. Department of Labor or other Governmental Body.

(e) Schedule 3.14(e) lists each Benefit Arrangement that is entered into, maintained or contributed to by SWH, excluding any such Benefit Arrangement which constitutes a Deferred Compensation Plan as listed on Schedule 3.12, and, with respect to any Benefit Arrangement on Schedule 3.14(e) for which SWH or any Acquired Subsidiary is the plan sponsor, such plan is identified as an “SWH Plan”. Seller has made available to Buyer current copies of each Benefit Arrangement for which SWH or any Acquired Subsidiary is the plan sponsor or in the case of any unwritten such Benefit Arrangement, summaries thereof. Each Benefit Arrangement has been maintained in compliance with the material terms thereof and with the requirements prescribed by any applicable Legal Requirement.

(f) Except as set forth on Schedule 3.14(f), none of the Employee Benefit Plans nor any Benefit Arrangement (i) provides for the payment of or obligates SWH to pay separation, severance, termination, retention, change of control or similar-type benefits to any Person, which has not yet been paid, or (ii) obligates SWH to pay separation, severance, termination, retention, change-in-control or similar-type benefits as a result of any transaction contemplated by this Agreement being a “change in control” within the meaning of such term under Section 280G of the Code.

(g) There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened against or with respect to any Employee Benefit Plan or any Benefit Arrangement (other than routine claims for benefits and appeals of denied claims) that could reasonably be expected to result in a material liability to SWH.

(h) Except as required under Sections 601 through 609 of ERISA, Section 4980B of the Code or any similar state law (“COBRA”) and except as set forth on Schedule 3.14(h), neither SWH nor any ERISA Affiliate has, with respect to any employee of SWH, made any written commitments to provide, and is not obligated to provide (i) health benefits (including, through insurance) to any retired or former employee of Seller, or their respective dependants beyond termination of employment, or (ii) life insurance or other death benefits to any retired or former employee of Seller or their respective dependants beyond termination of employment.

(i) Except as set forth in Schedule 3.14(i), each Benefit Arrangement subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated in good faith compliance with Section 409A of the Code since January 1, 2005.

(j) Except as set forth in Schedule 3.14(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment not in the Ordinary Course of Business becoming due to any employee of SWH under any Employee Benefit Plan or Benefit Arrangement, (ii) materially increase any benefits under any Employee Benefit Plan with respect to any employee of SWH, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Employee Benefit Plan or Benefit Arrangement for any employee of SWH.

3.15 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.15(a) and Schedule 3.20 and except for the Custom Kitchen Liabilities which shall be assigned at Closing to Seller, (i) SWH is, and since January 1, 2009 has been, in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of the Assets in all material respects; (ii) no event has occurred (with or without notice or lapse of time) A. may constitute or result in a violation by SWH of, or a failure on the part of SWH to comply with, any Legal Requirement or B. may give rise to any material obligation on the part of SWH to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (i) SWH has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding A. any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or B. any actual, alleged, possible or potential obligation on the part of SWH to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.15(b) contains a complete and accurate list of each Governmental Authorization (including liquor licenses) that is held by SWH or is required to be held by SWH that relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.15(b) is valid and in full force and effect. Except as set forth in Schedule 3.15(b): (i) SWH is, and for the last three (3) years has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15(b) in all material respects; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) A. constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.15(b) or B. result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.15(b); (i) SWH has not received any written notice from any Governmental Body or any other Person regarding A. any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or B. any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and (i) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental

Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Schedule 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit SWH to lawfully conduct and operate the Business in the manner in which it is currently conducted and operated.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.16(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against SWH or that otherwise relates to or may affect the Business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.16(a). No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding. There are no Proceedings listed, or required to be listed, in Schedule 3.16(a) that could result in a Material Adverse Effect.

(b) Except as set forth in Schedule 3.16(b), (i) there is no Order to which SWH or the Acquired Subsidiaries is subject; and (ii) to the Knowledge of Seller, no officer, director, manager, agent or employee of SWH is subject to any Order that prohibits such officer, director, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business. To the Knowledge of Seller, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

3.17 Absence of Certain Changes and Events. Except as set forth in Schedule 3.17 or as required by this Agreement, since December 28, 2012, SWH has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a) incurrence, assumption or guarantee by SWH of any Indebtedness with respect to the Business other than in the Ordinary Course of Business;

(b) creation or assumption by SWH of any Encumbrance on any Asset other than in the Ordinary Course of Business;

(c) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) damage, destruction, other casualty loss or any interruption in use (whether or not covered by insurance) of any Assets which is material individually or in the aggregate;

(e) (i) payment (except in the Ordinary Course of Business), grant, or increase by SWH of any bonuses, salaries or other compensation to any shareholder, member, director, manager, officer or employee or entry into any employment, severance or similar Contract with any shareholder, member, officer, director, manager or employee, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) any action to accelerate the vesting or payment of any compensation or benefit for any officer, director, consultant or independent contractor of the Business;

(f) distribution, advance or dividend paid by SWH to any of SWH’s shareholders or members;

(g) adoption of, amendment to or increase in the payments to or benefits under, or acceleration of benefits under, (i) employment, severance, retention or other agreement with any current or former employee, director, officer, independent contractor or consultant of the Business, (ii) any Employee Benefit Plan or any Benefit Arrangement, or (iii) collective bargaining or other arrangement with a labor union, in each case whether written or oral;

(h) voluntary recognition of any labor organization or group as the bargaining representative of any unit or group of SWH’s employees or entry into any stipulated election agreement with any union or the National Labor Relations Board with respect to any unit or group of SWH employees;

(i) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which SWH is a party, or (ii) any Contract that constitutes or would constitute a Material Contract;

(j) cancellation or waiver of any Indebtedness, claims or rights belonging to SWH;

(k) to the Knowledge of Seller, any indication by any customer or supplier of an intention to discontinue or materially change the terms of its relationship with SWH;

(l) sale, lease, assignment, license, or other disposition of any Asset or property of SWH (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset, other than in the Ordinary Course of Business;

(m) acceleration, termination, material modification to or cancellation of any Assigned Contract or Governmental Authorization;

(n) material capital expenditures;

(o) loan to (or forgiveness of loan to), or entry into any other transaction with, any directors, officers, or employees of the Business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy petition against it under any similar Legal Requirement;

(q) material change in the accounting methods used by SWH; or

(r) Contract by SWH to do any of the foregoing, or any action or omission of SWH that would result in the foregoing.

3.18 Contracts; No Defaults.

(a) Schedule 3.18(a) lists each of the following Contracts to which SWH or any Acquired Subsidiary is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Schedule 3.7(b) and all Contracts relating to the Intellectual Property Assets set forth in Schedules 3.23(a) and 3.23(b)), being “Material Contracts”:

(i)	each Contract that involves performance of services or delivery of goods or materials by SWH, or to SWH, of an amount or value in excess of $50,000;

(ii)	each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of SWH in excess of $50,000;

(iii)	each Contract that requires SWH to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)	each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);

(v)	each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)	each employment agreement and Contract with an independent contractor or consultant (or similar arrangement) which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)	each Contract involving a sharing of profits, losses, costs or liabilities by SWH with any other Person or otherwise providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(viii)	each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(ix)	each Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)	each Contract relating to indebtedness (including guarantees), except for any Contracts relating to trade receivables;

(xi)	each Contract containing covenants that in any way purport to restrict SWH’s business activity or limit the freedom of SWH to engage in any line of business or to compete with any Person or in any geographic location;

(xii)	each power of attorney with respect to the Business or any Asset;

(xiii)	each Contract with any Governmental Body;

(xiv)	each joint venture, partnership, or similar Contract;

(xv)	each Contract for the sale of any of the Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Assets;

(xvi)	each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by SWH to be responsible for indemnification of a Person, the assumption of any Tax, Environmental, Health and Safety Liabilities or other Liability of any person, or consequential damages;

(xvii)	each Contract for capital expenditures in excess of $50,000;

(xviii)	each written warranty or other similar undertaking with respect to contractual performance extended by SWH other than in the Ordinary Course of Business;

(xix)	each written guaranty extended by SWH;

(xx)	each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(xxi)	all other Contracts that are material to SWH, the Acquired Subsidiaries, or the operation of the Business and not previously disclosed pursuant to this Section 3.18.

(b) Each Material Contract is in full force and effect and is valid and enforceable obligation of SWH and, to Seller’s Knowledge, each other Person who is a party thereto, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and the availability of injunctive relief and other equitable remedies. SWH is, and since January 1, 2009 has been, in compliance with all applicable terms and requirements of each Material Contract in all material respects, and, to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Material Contract is, and since January 1, 2009 has been, in compliance with all applicable terms and requirements of such Contract in all material respects. No event has occurred that (with or without notice or lapse of time) (i) may contravene, conflict with or result in a Breach of, or give SWH or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract; or (ii) would cause the creation of any Encumbrance affecting SWH or the Acquired Subsidiaries. SWH has not given to or received from any other Person, at any time, any notice regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Contract. There are no material disputes pending or threatened under any Material Contract.

3.19 Insurance Policies. All policies and binders of insurance, including property, general liability, casualty, product liability, life, health, accident, workers’ compensation, disability insurance, environmental insurance, bonding arrangements and umbrella insurance policies, maintained by SWH (collectively, the “Insurance Policies”), together with descriptions of all “self-insurance” programs, are set forth on Schedule 3.19. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All Insurance Policies are, and at all times have been, in full force and effect for such amounts as are sufficient for compliance with all Legal Requirements and all Contracts to which SWH is a party or by which SWH is bound. None of SWH or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. Except as set forth on Schedule 3.19, there have been no material claims made under the Insurance Policies. SWH has not received notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by SWH or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case at any time since January 1, 2010. SWH has not been refused any insurance, nor has SWH’s coverage been limited or suspended. The Insurance Policies taken together provide adequate insurance coverage for the Business, Assets and operations of SWH for all risks normally insured against by a Person carrying on the same business or businesses as SWH in the same location.

3.20 Environmental Matters. Except as disclosed in Schedule 3.20:

(a) To the Knowledge of Seller, (i) SWH is and has been in material compliance with all Environmental Laws; (ii) SWH has not received any Order, notice or other communication from any Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any the Business (including Real Property); and (iii) SWH has and is in material compliance with all environmental permits and environmental authorizations necessary to operate the Business, which permits and authorizations are in full force and effect. To the Knowledge of Seller, there is no condition, event or circumstance that might materially prevent or impede, after the Effective Time, the conduct of the Business as currently conducted. With respect to any environmental permits or authorizations, to the extent transfer will be necessary or practicable, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and to the Knowledge of Seller, there is no condition, event or circumstance that might prevent or impede the transferability of the same. Seller has not received any notice or communication regarding any material change in the status or terms and conditions of any environmental permits or authorizations.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature affecting the Business or Assets resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Business or the Assets (including Real Property).

(c) SWH has not received any written citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Real Property.

(d) To the Knowledge of Seller, there are no Environmental, Health and Safety Liabilities with respect to any Real Property in which SWH (or any predecessor) has an interest.

(e) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Real Property in violation of Environmental Law, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located at the Real Property. Neither SWH nor, to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Real Property or any other property or assets (whether real, personal or mixed) in which SWH has or has had an interest except in compliance with all applicable Environmental Laws.

(f) To the Knowledge of Seller, there has been no Release or Threat of Release, of any Hazardous Materials with respect to the Business, Assets or any real property currently owned, leased or operated by SWH in connection with the Business, and SWH has not received any notice that any of the Business, Assets, or any real property currently owned, leased or operated by SWH in connection with the Business (including soils, groundwater, surface water, buildings and any other structure located thereon) has been contaminated with any Hazardous Materials which could reasonably result in any claim against, violation of Environmental Law, or incurrence of Environmental Health and Safety Liabilities, by SWH.

(g) SWH has not retained or assumed by contract any liabilities or obligations of third parties under Environmental Law.

(h) To the Knowledge of Seller, there is no condition, event or circumstance concerning the release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business as currently carried out or the Assets, or any reasonable anticipation of such condition, event or circumstance.

(i) Seller has delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by SWH pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Real Property, or concerning compliance, by SWH or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.21 Employees.

(a) Schedule 3.21(a) contains a complete and accurate list of the following information for each employee, manager, leased employee and independent contractor or consultant of SWH performing work on behalf of or with respect to the Business (including part-time employees, each employee on short-term disability, leave of absence or layoff status, and each former employee who is receiving workers compensation or unemployment benefits for which SWH is obligated) immediately prior to the Closing Date: employer; name; job title; date of hire or engagement; current compensation or payable and any change in compensation since January 1, 2012; sick and vacation leave that is accrued but unused; service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan or any Benefit Arrangement; and severance pay due, if any, upon termination of employment.

(b) SWH has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(c) To the Knowledge of Seller, no officer, director, manager, or employee of SWH is bound by any Contract that purports to limit the ability of such officer, director, manager or employee to (i) engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) assign to SWH or to any other Person any rights to any invention, improvement, or discovery used or to be used in the Business. To the Knowledge of Seller, no former or current employee of SWH is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of SWH (or, after the Closing, Buyer) to conduct the business as heretofore carried on by SWH.

3.22 Labor Disputes; Compliance.

(a) Except as disclosed in Schedule 3.22(a), SWH is in compliance with, and has complied in all material respects with, all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, time keeping, break periods, working conditions benefits and collective bargaining, the payment of social security and similar Taxes, occupational safety and health and the proper classification and payment of employees and independent. SWH is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, excluding any Liability that has not had, and would not reasonably be expected to result in, a Material Adverse Change.

(b) Except as disclosed in Schedule 3.22(b), (i) SWH has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving SWH; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is no Proceeding pending or, to Seller’s Knowledge, threatened against or affecting SWH relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with, or investigation or audit conducted by, the United States Department of Labor, Occupational Safety and Health Administration, Office of Federal Contract Compliance Programs, National Labor Relations Board or any comparable Governmental Body, and there is no, and there has not been any for the past three (3) years, organizational activity or other labor dispute against or affecting SWH or the Business; (v) to the Knowledge of Seller, no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) to the Knowledge of Seller, no grievance or arbitration Proceeding exists that might have an adverse effect upon SWH or the Business; (vii) there is no lockout of any employees by SWH, and no such action is contemplated by SWH; and (viii) there is no pending charge of discrimination filed against or, to Seller’s Knowledge, threatened against SWH with the Equal Employment Opportunity Commission or similar Governmental Body.

3.23 Intellectual Property Assets.

(a) Set forth in Schedule 3.23(a) is a list and description of all registered trademarks, service marks, copyrights and patents and any applications for registration of any of the foregoing, owned by SWH. SWH owns or has the right to use any and all information, know-how, trade secrets, patents, patent applications, inventions, discoveries, technical information, data, copyrights, trademarks, trade names, architectural plans, software, recipes, formulae, methods, processes, confidential or proprietary information, customer lists, and other intangible properties that are necessary or customarily used by SWH in the Business (“Intellectual Property Assets”) free and clear of any Encumbrances. Schedule 3.23(a) lists the registered or pending Intellectual Property Assets owned by SWH, and Schedule 3.23(b) lists the Intellectual Property Assets licensed to SWH except for perpetual, paid-up licenses for commonly available software under which SWH is the licensee. Except as set forth in Schedule 3.23(a): (i) there have been no claims made against SWH asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property Assets and, to Seller’s Knowledge, no grounds for any such claims exist; (ii) SWH has not made any claim of any violation or infringement by others of any of its Intellectual Property Assets or interests therein and, to Seller’s Knowledge, no grounds for any such claims exist; (iii) SWH has not received any notice that it is in conflict with, has been opposed or challenged by, or infringing upon the intellectual property rights of others in connection with the Intellectual Property Assets, and to Seller’s Knowledge, neither the use of the Intellectual Property Assets nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others; (iv) the Intellectual Property Assets are sufficient and include all intellectual property rights necessary for SWH to lawfully conduct the Business as presently being conducted; (v) no interest in any of SWH’s Intellectual Property Assets has been assigned, transferred, licensed or sublicensed by SWH to any Person other than Buyer pursuant to this Agreement; (vi) to the extent that any item constituting part of the Intellectual Property Assets has been registered with, filed in or issued by, any Governmental Body, such registrations, filings or issuances are listed in Schedule 3.23(a) and were duly made and remain in full force and effect; (vii) to Seller’s Knowledge, there has not been any act or failure to act by

SWH during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property Assets or of any other fact which could render invalid or unenforceable or negate the right to issuance of any of the Intellectual Property Assets; and (viii) to the extent any of the Intellectual Property Assets constitutes proprietary or confidential information, SWH has adequately safeguarded such information from disclosure consistent with local industry practice.

(b) Schedule 3.23(b) contains a complete and accurate list and summary description of all rights in internet domain names, user names, handles and social media site names presently used or owned by SWH for the Business. SWH owns or has the right to use all internet domain names, subdomains, URLs, website names, social media site names, user names, handles, email addresses, log-in names, passwords, pin numbers, customer numbers, and the like, or other account information necessary to access, transfer, use and update all of the foregoing, presently used or owned by SWH or the Business (collectively “Net Names”). All Net Names have been registered in the name of SWH and are, and have been, in compliance with all Legal Requirements. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name. To Seller’s Knowledge, there is no domain name application pending of any other Person which would potentially interfere with or infringe any Net Name. To Seller’s Knowledge, (i) no Net Name has been challenged, interfered with or threatened in any way and (ii) no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.24 Relationships With Related Persons. Except as disclosed in Schedule 3.24, no Related Person of SWH has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. No Related Person of SWH owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with SWH other than business dealings or transactions disclosed in Schedule 3.24, each of which has been conducted in the Ordinary Course of Business with SWH at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with SWH with respect to any line of the products or services of SWH in any market presently served by SWH, except for ownership of less than two percent (2%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over the counter market.

3.25 Brokers or Finders. Except as disclosed in Schedule 3.25, neither Seller nor its Related Persons, nor any of their respective Representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments (a “Broker Fee”) in connection with the Contemplated Transactions.

3.26 Suppliers. Schedule 3.26 lists the five (5) largest suppliers of SWH, showing the approximate total sales by such supplier to SWH in the twelve (12) most recent months. Since the date of the Balance Sheet, no supplier required to be listed on Schedule 3.26 has (i) terminated or materially changed its relationship with SWH; (ii) notified SWH, and SWH has no reason to believe, that it intends to terminate or materially reduce or change the pricing, volume, timing or other terms of its business with such SWH.

3.27 Indebtedness. Except as disclosed on Schedule 3.27, SWH does not have any Indebtedness.

3.28 Quality and Safety of Food & Beverage Products. With respect to the Business, and except for the Custom Kitchen Liabilities which shall be assigned to Seller at Closing and as set forth in the attached Schedule 3.28:

(a) neither SWH nor any of the Acquired Subsidiaries has received any written notices, demands or inquiries since January 1, 2009 relating to any material claim, duties, fines, penalties, seizures, or forfeitures involving any food or beverage product manufactured, produced, shipped, modified, distributed, marketed or sold by or on behalf of SWH or any of the Acquired Subsidiaries resulting from an alleged defect, adulteration, misbranding, mispackaging, mislabeling, or any alleged failure to warn, or from any alleged Breach of implied warranties or representations, or any alleged noncompliance with any applicable FDA Laws, except in each case for such notices, demands or inquiries that are resolved or which are not expected to result in material liability to SWH or the Acquired Subsidiaries. Except as set forth in the attached Schedule 3.28, there has been no product recall conducted by SWH or the Acquired Subsidiaries since January 1, 2009 with respect to any product manufactured, produced, shipped, modified, sold, marketed or distributed by or on behalf of SWH or the Acquired Subsidiaries, or that has resulted in Liability to Seller equal to ten thousand dollars ($10,000) or more per occurrence or in the aggregate of similar occurrences.

(b) each of the products sold by SWH or the Acquired Subsidiaries, or to the Knowledge of Seller with respect to products sold but not produced by SWH or the Acquired Subsidiaries, since January 1, 2009: (i) was produced, manufactured, packaged, labeled, transported, stored and otherwise handled in material compliance with applicable FDA Laws; (ii) was produced, manufactured, packaged and labeled using materials, which, used alone or in combination with other applicable materials in such products conform in all material respects to applicable FDA Laws; and (iii) is in conformity in all material respects with any warranties made in any written materials accompanying such product or in connection with its sale.

(c) since January 1, 2009, each of SWH and the Acquired Subsidiaries has to the extent required under applicable FDA Laws (i) provided accurate and complete statements and representations to the Governmental Body to which they may be subject regarding all matters relevant to product admissibility, classification, valuation, eligibility of imported merchandise for favorable rates or other special treatment, and country of origin; (ii) filed accurate and timely in all material respects entries, reports, schedules and forms required to be filed with any Governmental Body with respect to products produced by SWH or any of the Acquired Subsidiaries; and (iii) reported and paid when due all applicable duties under applicable Legal Requirements except to the extent any such duties are being contested in good faith by SWH or the Acquired Subsidiaries.

(d) as of the date hereof, no material portion of the products or materials imported by, for or on behalf of SWH for which final liquidation has not yet occurred is, to the Knowledge of Seller, subject to a governmental antidumping order or countervailing duty order that remains in effect or is subject to by any pending antidumping or countervailing duty investigation by agencies of any Governmental Body.

(e) since January 1, 2009, none of the manufacturing or processing facilities of SWH or the Acquired Subsidiaries have been shut down by a Governmental Body or subject to import or export prohibition or, have received any FDA Form 483 notice of inspectional observations or titled or untitled warning letters from the FDA.

3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (including the related portions of the Disclosure Schedule), fraud, willful or intentional misrepresentation or omission of Seller, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, SWH, or the Assets furnished or made available to Buyer or any of its representatives or as to the future revenue, profitability or success of the Business.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted and to perform its obligations hereunder.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other remedies. Buyer has the absolute and unrestricted right, power and authority to execute and deliver the Transaction Documents and to perform the Contemplated Transactions, and such action has been duly authorized by all necessary action by Buyer’s board of directors and stockholders. All action on the part of the officers of Buyer necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of Buyer under the Transaction Documents to be performed as of the Closing has been taken.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, directly or indirectly, give any Person the right to challenge, prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to, or constitute or result in a Breach (with or without notice or lapse of time) of (iii) any provision of Buyer’s Governing Documents or any resolution adopted by the board of directors of Buyer; (ii) any Legal Requirement or Order to which Buyer or Buyer’s Affiliates may be subject; or (iii) any Contract to which Buyer is a party or by which Buyer or Buyer’s Affiliates may be bound.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any Broker Fee in connection with the Contemplated Transactions.

4.5 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of Seller and SWH, and acknowledges that it has been provided adequate access to the personnel, properties, books and records, and other documents and data of SWH and Seller for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 (including the related portions of the Disclosure Schedule).

4.6 Buyer’s Operations. Buyer was organized on January 24, 2013 for purposes of entering into this Agreement and performing the Contemplated Transactions and has not conducted any operations or business except in connection with this Agreement. Exhibit 4.6 attached hereto contains a true, correct and complete copy of Buyer’s estimated pro forma balance sheet as of immediately after the Effective Time.

5.	COVENANTS OF SELLER PRIOR TO CLOSING

5.1 Access and Investigation. Between the Effective Date and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access, during regular business hours, to (i) SWH’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of SWH and (ii) with respect to the performance of surveys or environmental due diligence, to the Assets (including the Real Property) for the purpose of conducting inspections, examinations and tests, including, environmental and geological examinations, inspections and tests; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, Tax, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to SWH. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group (other than for purposes of surveys and environmental due diligence), at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. With respect to environmental and geological examinations, inspections and tests, Buyer agrees that it will indemnify and hold Seller harmless from and against any and all liability, causes of action and damage to property occurring solely as a result of the conducting of any such inspections, examinations and tests by Buyer (but not any liability arising from the mere discovery of existing conditions of the Property, or from any activity that could cause release of pre-existing but reasonably unknown Hazardous Materials on or under the Property

(for example, a soil boring drill that punctures a old, buried oil barrel), and Seller waives and releases Buyer and its agents, employees, representatives, consultants, contractors and subcontractors from all claims arising from such a release, except to the extent such claims are caused by the negligent, willful or unlawful acts or omissions of Buyer or its agents, employees, representatives, consultants, contractors and subcontractors)). No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

5.2 Operation of the Business. Between the date of this Agreement and the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall cause SWH to (x) conduct the Business in the Ordinary Course of Business, and (y) use commercially reasonable best efforts to maintain and preserve intact its current Business organization, operations and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the Effective Date until the Closing Date, Seller shall cause SWH to:

(a) conduct its business only in the Ordinary Course of Business;

(b) pay the Indebtedness, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Assets in a state of repair and condition that is consistent with the requirements and normal conduct of the Business;

(e) not implement operational decisions which will have a Material Adverse Effect;

(f) make no material changes in management personnel;

(g) materially comply with all Legal Requirements and contractual obligations applicable to the operations of the Business and under the Material Contracts;

(h) continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.19 or substantially equivalent policies;

(i) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Benefit Plan without the express written consent of Buyer (except as agreed in this Agreement) and, except as required under the provisions of any Employee Benefit Plan or Benefit Arrangement, not make any contributions to or with respect to any Employee Benefit Plan without the express written consent of Buyer;

(j) preserve and maintain all Governmental Authorizations required for the conduct of the Business as currently conducted or the ownership and use of the Assets and cooperate with Buyer; and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and transferring existing Governmental Authorizations of Seller to Buyer, where permissible; and

(k) defend and protect the properties and assets included in the Assets from infringement or usurpation;

(l) comply in all material respects with all Legal Requirements applicable to the conduct of the Business or the ownership and use of the Assets;

(m) maintain all books and Records relating to the Business in the Ordinary Course of Business; and

(n) not permit any action that would cause any of the changes, events or conditions described in Section 3.17 to occur.

For purposes of this Section 5.2 and notwithstanding any provision of this Agreement to the contrary, SWH’s refreshing or remodeling of Restaurants after the Effective Date and prior to Closing and consistent with the budgets and business plans previously provided by Seller to Buyer shall not be deemed a Breach of this Section 5.2 or any other provision of this Agreement.

5.3 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate fully with Buyer and its Representatives and use its commercially reasonable best efforts with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate fully with Buyer and its Representatives and Seller shall use its commercially reasonable best efforts in obtaining all Material Consents.

5.4 Notification

(a) Between the Effective Date and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of:

(i)	any fact, circumstance, event, action or condition the existence of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) causes or constitutes, or could reasonably be expected to cause or constitute a Breach of any of Seller’s representations and warranties made as of the Effective Date or had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact, circumstance, event, action or condition.

(ii)	any notice or other communication from any Person alleging that the Consent of such person is or may be required in connection with Contemplated Transactions;

(iii)	any notice or other communication from any Governmental Body in connection with the Contemplated Transactions;

(iv)	any Proceedings commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting SWH or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the contemplated Transactions.

(b) During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

(c) During the same period, Buyer shall also promptly notify Seller of Buyer’s actual knowledge of the occurrence of any Breach of any representation, warranty, or covenant of Seller under this Agreement.

(d) Buyer’s receipt or disclosure of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Sections 9.1 and 11.2) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.5 No Negotiation. From the date of this Agreement through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Section 9.1, Seller agrees that it shall not (and shall use its commercially reasonable best efforts to ensure that none of its officers, directors, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor of Seller or its Affiliates (collectively, “Seller’s Representatives”)) take, directly or indirectly, any of the following actions with any party other than Buyer and its designees: (i) solicit, knowingly encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of SWH, its business, material assets, the Assets, or equity securities, whether by merger, consolidation, other business combination, purchase of capital stock, purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Buyer or Buyer’s Representatives concerning SWH’s business or properties or afford, in connection with a Restricted Transaction, to any Person other than Buyer or Buyer’s Representatives access to its properties, books, or records, except as required by Legal Requirements or in accordance with a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Contemplated Transaction. If Seller is contacted by any third party expressing an interest in discussing a Restricted Transaction or receives any offer or proposal with respect to a Restricted Transaction or any request for non-public information or inquiry that Seller reasonably believes could (if Seller responded affirmatively to such request) lead to a proposal or offer for a Restricted

Transaction, Seller shall promptly, but in no event later than one (1) Business Day following Seller’s Knowledge of such contact, notify Buyer in writing of such contact (a “Notice of Contact”). If Seller informs the contact that it is subject to a signed definitive acquisition agreement containing an exclusivity covenant and cannot discuss a proposal or offer for a Restricted Transaction and the contact does not promptly withdraw the proposal or offer for a Restricted Transaction, the Notice of Contact shall include the identity of the party so contacting Seller. The Notice of Contact shall also include any information conveyed to Seller by such third party in connection with such contact or relating to such Restricted Transaction, and shall promptly, but in no event later than one (1) Business Day, advise Seller of any material modification or proposed modification thereto. Seller agrees that the rights and remedies for noncompliance with this Section 5.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such Breach or threatened breach shall cause irreparable injury to Seller and that money damages would not provide an adequate remedy to Seller.

5.6 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers, managers, or directors of SWH and the Acquired Subsidiaries as requested by Buyer at least three (3) Business Days before Closing.

5.7 Closing Conditions. From the Effective Date until the Closing, Seller shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

5.8 Receivables. From and after the Effective Time, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after receipt thereof.

5.9 Books and Records. In addition to the right of access provided to Buyer in Section 5.1, Seller shall deliver to Buyer at the Closing or immediately thereafter all files, documents, instruments, papers, books and Records relating to the Business or condition of SWH or the Acquired Subsidiaries, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock or membership certificates and books, stock or membership transfer ledgers, Contracts, computer files and programs, operating data and plans, and environmental studies and plans, to the extent they exist.

5.10 Financial Statements. Seller shall deliver to Buyer the unaudited balance sheets of SWH, statements of income, owners’ equity, and cash flow for the period ending January 25, 2013 at least three (3) Business Days before the Closing.

5.11 Title Review and Survey. On or prior to the Effective Date, Seller shall have delivered to Buyer commitments for the title policies and any existing surveys for each of the parcels of Owned Real Property. On or before the 15th day following the Effective Date, Buyer shall notify Seller, in writing, following review of the title commitments and surveys for the Owned Real Property (to the extent that Buyer elects or is required to obtain surveys), of any Encumbrances that are not Permitted Real Property Encumbrances and which do not reasonably satisfy Buyer or its lenders (“Title Deficiency Notice”). After receipt of a Title Deficiency

Notice from Buyer, Seller may then elect, by written notice given within five (5) days (“Title Notice Period”) following such notice that Seller agrees to cure any such exception(s) prior to the Closing Date. If Seller does not elect to cure any such exception(s) by written notification within the Title Notice Period, or if Seller elects to cure any such exception(s) identified in the Title Deficiency Notice and does not cure within a commercially reasonable period, Buyer shall have the right to bring an indemnification claim pursuant to the terms of Section 11 of this Agreement in the event that Buyer is damaged as a result of Seller’s failure to cure such exception(s).

5.12 Seller’s Net Worth Covenant. For a period of eighteen (18) months after the Closing Date, Seller shall maintain a net worth equal to at least $10,000,000, provided that if Buyer has brought any claims for indemnification under Article 11 during such period, then, until the last of such claims has been resolved, Seller shall maintain a net worth equal to the lesser of (a) 150% of the total value of all such claims, or (b) $15,000,000.

6.	COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Buyer also shall cooperate fully with Seller and use its reasonable best efforts with respect to all filings that Seller elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Buyer also shall cooperate fully with Seller and use its reasonable best efforts in obtaining all Material Consents, provided, however, that Buyer shall not be required to dispose of or make any change to its business in order to comply with this Section 6.1.

6.2 Liquor License Consent Process. For each and every Restaurant, Buyer shall, as applicable in each state and/or local licensing jurisdiction, (i) submit applications/forms providing notice of the change in ownership of membership interest in SWH to all appropriate liquor license agencies, as and when required post Closing, or (ii) obtain pre-Closing (a) approval of the change in ownership of SWH from the liquor license agencies that require pre-Closing approval or (b) issuance of a new license to SWH. For any Restaurant located within a jurisdiction that requires pre-Closing approval of the change of ownership of SWH or pre-Closing issuance of a new liquor license, in the event that Buyer is not successful in obtaining such pre-Closing approvals from the applicable liquor license agency or agencies, Buyer shall enter an interim beverage management agreement with Seller, in a form customary in the relevant licensing jurisdiction by location, substantially in the forms attached hereto as Exhibit 6.2, (“Interim Beverage Management Agreement”), which Interim Beverage Management Agreement shall be modified as required under each state or local licensing jurisdiction’s requirements, customs and/or practices. Pursuant to the Interim Beverage Management Agreement(s), Buyer shall operate the Restaurants thereunder using the liquor license(s) issued to Seller and/or SWH prior to the change in ownership, and until such time as (a) a new license is issued to Buyer or SWH or (b) the change in ownership of SWH is approved by the applicable liquor license agency(ies). Buyer agrees to use its best efforts to obtain all Liquor License Agency Approvals in as expedited a basis as possible and Seller agrees to cooperate in Buyer’s efforts in this regard, and to provide the information and documentation necessary in such effort. Subsequent to closing, Buyer shall be solely responsible for renewing all liquor licenses and

Permits and for the costs associated therewith, regardless of whether or not the Liquor License Agency Approvals have been received, and Seller shall cooperate in Buyer’s efforts to renew the licenses and permits on which Liquor License Agency Approval has not been received, including but not limited to immediately providing Buyer with all forms and information received by Seller related to the licenses and by providing signatures from officers still on file with the liquor license agencies as necessary to renew the liquor licenses and Permits. Buyer and Seller acknowledge that in many jurisdictions, (i) submission of a notice of change of ownership of a licensed entity does not require Liquor License Agency Approval in order for Buyer to be permitted to continue to operate, and sell alcohol, pending receipt of Liquor License Agency Approval and (ii) that receipt of a formal Liquor License Agency Approval, in jurisdictions where formal approvals are issued, of the change of ownership may take several months after the submission of the required notices or applications.

6.3 Closing Conditions. From the Effective Date until the Closing, Buyer shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 8 hereof.

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Membership Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy Of Representations. All of Seller’s representations and warranties in this Agreement shall have been true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement, and shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the time of the Closing as if then made. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.4, and 3.25 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the time of Closing as if then made.

7.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with.

7.3 Consents. Each of the Consents identified in Schedule 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4 Material Adverse Effect. From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

7.5 Additional Documents. Seller shall have caused each of the documents and instruments required by Section 2.5(a) and the following documents to be executed, as applicable, and delivered to Buyer:

(a) The documents relating to the Conversion, duly certified as of a recent date by the California Secretary of State;

(b) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances; and

(c) Certificates dated as of a date not earlier than the fifth (5th) Business Day prior to the Closing as to the good standing of Seller, SWH and the Acquired Subsidiaries and payment of all applicable state and local Taxes by SWH and the Acquired Subsidiaries, executed by the appropriate officials of each jurisdiction in which such Person is organized or is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1.

7.6 No Proceedings. No Proceeding shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

7.7 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

7.8 Authorizations. Buyer shall have received such Governmental Authorizations (excluding liquor licenses) and authorizations and Consents from any other Persons as are necessary to allow Buyer to operate the Business from and after the Closing.

7.9 Encumbrances. All Encumbrances relating to the Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, or the release of such Encumbrances.

7.10 Closing Certificates and Other Documents. Buyer shall have received (a) the deliveries required by Section 5.10, and (b) the duly executed (i) Seller Closing Certificate and (ii) Seller Secretary Certificate. Buyer shall also have received such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Membership Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy Of Representations. All of Buyer’s representations and warranties in this Agreement shall have been accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and shall be accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the time of the Closing as if then made.

8.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

8.3 Consents. Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.

8.4 No Proceedings. No Proceeding shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

9.	TERMINATION

9.1 Termination Events. Subject to Section 9.2 of this Agreement, this Agreement may be terminated by notice given prior to or at the Closing as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach (i) is not curable, or if curable, is not cured within thirty (30) days after written notice of such Breach is given to Seller by Buyer; and (ii) has not been waived by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach (i) is not curable, or if curable, is not cured within thirty (30) days after written notice of such Breach is given to Buyer by Seller; and (ii) has not been waived by Seller;

(c) by Buyer if any condition in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition by the Closing Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date;

(d) by Seller if any condition in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition by the Closing Date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before the Closing Date;

(e) by mutual consent of Buyer and Seller; or

(f) by Seller or Buyer if the Closing has not occurred on or before March 22, 2013, or such later date as the parties may agree upon, unless Seller or Buyer is in material Breach of this Agreement.

(g) This Agreement may not be terminated except as specifically provided in this Article 9 of this Agreement.

9.2 Effect Of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.	ADDITIONAL COVENANTS

10.1 Employees And Employee Benefits.

(a) Benefits.

(i)	Subject to Section 10.1(c), SWH shall continue the employment of each Active Employee as of the Closing Date and shall also reemploy any former employee of SWH who returns from an approved long-term leave of absence under any Employee Benefit Plan or Benefit Arrangement. Effective as of the Closing Date, all Active Employees and any former employee of SWH, who is on long-term disability as of the Closing Date, shall become fully vested in their entire account balances under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “BEF 401(k) Plan”), and Bob Evans Farms, Inc. will amend such plan if necessary to achieve this result.

(ii)

Subject to the terms of the Transition Services Agreement, effective as of the Closing Date, Buyer will be solely responsible and liable for satisfying the continuation coverage requirements for group health plan (within the meaning of Section 4980B(g)(2) of the Code) coverage under COBRA and similar state laws for all former Active Employees of SWH (and their respective beneficiaries and dependents) whose “qualifying event” under COBRA first occurs after the Closing Date; provided, however, that any COBRA obligation that arises as a result of a “qualifying event” occurring with respect to any applicable benefits provided under the Transition Services Agreement, the obligation for satisfying the COBRA requirements relating to such event and such plans will remain with Seller and/or the provider under the Transition Services Agreement, regardless of when such “qualifying event” occurs. Seller shall remain liable to provide COBRA continuation coverage after the Closing to each former Active Employee or other former employee of SWH (and its respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Closing Date or who are entitled to elect such coverage on account of a qualifying event occurring prior to or on the Closing Date.

(iii)	Subject to the terms of the Transition Services Agreement, and except as provided in Schedule 10.1(a)(iii), Seller or its ERISA Affiliates shall retain all Employee Benefit Plans and Benefit Arrangements and all obligations and liabilities that arise thereunder, as applicable. Buyer shall have no responsibility or liability for the payment or administration of any benefits relating to such retained Employee Benefit Plans or Benefit Arrangements, including, any amounts owed under any Deferred Compensation Plan in which any employee participates.

(iv)	SWH shall be liable for any claims made or incurred by Active Employees and their beneficiaries until the Effective Time under any Employee Benefit Plan or Benefit Arrangement. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(b) General Employee Provisions.

(i)	Seller and Buyer shall give any notices required by any applicable Legal Requirements and take whatever other actions with respect to the Employee Benefit Plans and Benefit Arrangements as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)	Subject to applicable Legal Requirements, Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)	If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Seller shall retain copies of all personnel records and other records that Seller is required to retain in its possession (including health, medical, disciplinary and evaluation records and information), as required by any applicable Legal Requirement.

(c) No Third Party Beneficiaries. The parties hereto expressly acknowledge and agree that no provision of this Section 10.1 or any other provision of the Agreement shall create any third party beneficiary or other rights in either any Active Employee (including any beneficiary or dependent thereof) or any former employee (including any beneficiary or dependent thereof) of SWH or the Business (including leased employees) in respect of continued employment (or resumed employment) with the Business, and no provision of this Section 10.1 or the Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan, Benefit Arrangement or any plan or arrangement which may be established by or on behalf of Buyer. After the Effective Time, nothing contained in this Section 10.1 shall interfere with Buyer’s right to amend, modify or terminate any “employee benefit plan” (as defined in ERISA) or to terminate the employment of any employee of SWH for any reason, subject to its obligations under this Agreement and the Transition Services Agreement.

(d) Collective Bargaining Matters. Seller shall be responsible for any obligations SWH or Seller has to conduct bargaining with any union regarding the effects of the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

10.2 Transfer Taxes. Buyer shall pay one-half and Seller shall pay one-half of the conveyance fees, sales, use and any other similar Taxes, if any, resulting from or payable in connection with the sale of the Membership Interests pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements, and Buyer shall timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to such Taxes. Each such party shall indemnify, reimburse and hold the other party harmless in respect of any liability for payment of or failure to pay such party’s portion of any such Taxes or fees, or the filing or failure to file of any reports required in connection therewith as required by this Section 10.2.

10.3 Retention of and Access to Records. Buyer shall retain for a period consistent with Buyer’s record-retention practices those Records of SWH delivered to Buyer. Upon Seller’s reasonable request, Buyer shall provide Seller with reasonable access to all such Records during normal business hours and upon at least three (3) Business Days’ prior written notice. Seller shall provide Buyer and its Representatives reasonable access to Records that were not transferred to Buyer but relate to the Business during normal business hours and upon at least three (3) Business Days’ prior written notice.

10.4 Noncompetition, Nonsolicitation.

(a) Noncompetition. For a period commencing at the Effective Time and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Term”), Seller shall not and shall cause its Affiliates, Parent or any Acquired Subsidiary not to, anywhere in the United States (the “Restricted Area”), directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any restaurant, bistro, bar or grill (including carry out or catering) which is targeted toward the upscale family casual category and that primarily has a French décor or which has a menu that consists primarily of signature or highlighted French-themed cuisine items (“Competing Business”); provided, however, that Seller may purchase or otherwise acquire up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(b) Nonsolicitation. For a period commencing at the Effective Time and ending on the one (1) year anniversary of the Closing Date, neither Seller nor Buyer shall, and each shall cause its Affiliates, Parent or any Acquired Subsidiary not to, directly or indirectly hire, retain or attempt to hire or retain any senior director or employee of higher rank, or of any restaurant manager of the other or any of its Affiliates or in any way interfere with the relationship between Buyer or Seller, as the case may be, or its Affiliate and any of their respective senior directors or employees of higher rank or restaurant managers; provided, however, that both Seller and Buyer hereby agree that the hiring of any such employee of the other party hereto that responds to a general advertisement or is recruited by a recruiting agency through a general search that is not directed at such employee would not violate this Section 10.4(b).

(c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.4(a) or (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.4(c) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.4(c) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on Seller.

10.5 Tax Matters.

(a) (i) Seller shall include the income of SWH and each of the Acquired Subsidiaries for the Tax period ending on the Closing Date in the Bob Evans Group’s federal consolidated income Tax Return. Seller shall prepare and file, or cause to be prepared and filed, on a basis reasonably consistent with past practice all Tax Returns of SWH and each Acquired Subsidiary with respect to all Tax periods ending on or prior to the Closing Date. Buyer shall cooperate with the filing of each such Tax Return.

(ii)	With respect to income Tax Returns referred to in Section 10.5(a)(i) for the Tax period ending on the Closing Date (including the Bob Evans Group’s federal consolidated income Tax Return), Buyer shall cause SWH and the Acquired Subsidiaries to prepare and provide to Seller one or more packages of information materials as are reasonably necessary for the purpose of preparing each such income Tax Return (the “Tax Packages”). Each Tax Package shall be completed in all material respects in accordance with the standards that Seller has established for its other subsidiaries. If Buyer reasonably believes that such standards differ materially from Seller’s past practices for SWH and the Acquired Subsidiaries, Buyer shall provide written notice to Seller setting forth in detail the specific differences. If within ten (10) Business Days after receipt of such notice Seller notifies Buyer that it disagrees that such standards differ materially from Seller’s past practices, Buyer and Seller will negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within ten (10) days, such dispute shall be resolved by the Settlement Firm in accordance with the procedures set forth in Section 2.7. If it is agreed or determined that such standards differ materially from Seller’s past practices for the Acquired Subsidiaries, Seller shall (at Seller’s option) either bear all reasonable costs of preparing such Tax Packages in excess of those that would have been incurred had they been prepared in a manner consistent with Seller’s past practices for SWH and the Acquired Subsidiaries or prepare such additional materials as may be necessary at its expense. Buyer shall use reasonable efforts to deliver the Tax Packages to Seller as soon as practicable after the Closing Date, but in no event later than the earlier of (i) the date that is three (3) months after the Closing Date, and (ii) thirty (30) days prior to the due date of any applicable Tax Return; provided that if Seller notifies Buyer that Seller wishes to devote its resources (and/or those of its agents), at Seller’s cost and expense, to facilitate the preparation of the Tax Packages on a more expedited basis, Buyer shall reasonably cooperate with Seller (and shall cause its Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate with Seller), at a cost and expense shared equally by Buyer and Seller, in order to prepare the Tax Packages as quickly as reasonably possible thereafter.

(b) Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns of SWH and the Acquired Subsidiaries for Tax periods that begin on or before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”), and any other Tax Return described in Section 10.5(c). Buyer shall deliver a draft copy of such Tax Returns for a Straddle Period to Seller for its review at least thirty (30) Business Days for Tax Returns filed annually, fifteen (15) Business Days for Tax Returns filed monthly, seven (7) Business Days for Tax Returns filed semi-monthly, and three (3) Business

Days for Tax Returns filed weekly, in each case prior to the due date thereof. Seller shall have the right to review all work papers and procedures used to prepare any such Tax Return. Seller shall provide its comments to Buyer at least five (5) Business Days prior to the due date of such Tax Returns and Buyer shall make all changes reasonably requested by Seller in good faith (unless Buyer is advised in writing by its independent outside accountants or attorneys that such changes are contrary to applicable Legal Requirements). In the event that Buyer and Seller are unable to resolve any dispute regarding the proper reporting of any items on such Tax Returns, such dispute shall be resolved by the Settlement Firm in accordance with procedures similar to those set forth in Section 2.6. Buyer shall not permit SWH or any Acquired Subsidiary to take any action on or after the Closing Date (other than the filing of Tax Returns in accordance with applicable Tax law) that is likely to increase the liability of Seller or the Bob Evans Group for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement, or any Tax liability resulting from the reduction of a Tax attribute). Buyer shall not prepare and file, or cause to be prepared and filed, any amendment to any Tax Return of SWH or any Acquired Subsidiary, or make or change any Tax election with respect to Taxes of or relating to SWH or any Acquired Subsidiary, for any Tax period beginning on or prior to the Closing Date without the prior written consent of Seller.

(c) All real property Taxes, personal property Taxes and similar ad valorem Taxes and obligations levied on SWH or an Acquired Subsidiary, or on Seller with respect to the Business or the Assets, for a Straddle Period, whether such Taxes are payable to a Governmental Body, a landlord or other third party, shall be prorated as of the Closing Date based upon, respectively, the number of calendar days in the portion of such Tax period ending on and including the Closing Date, and the number of days in the portion of such Tax period commencing on the day after the Closing Date. If the Closing occurs before the Tax rate is established for the then-current Tax period, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding Tax period applied to the latest assessed valuation. Buyer shall be responsible for filing all Tax Returns relating to Taxes described in this Section 10.5(c) required to be filed after the Effective Time.

(d) In the case of Taxes of SWH or any Acquired Subsidiary for any Straddle Period, which Taxes are either (i) in whole or in part, based upon or measured by income, net worth, intangibles or gains, or (ii) imposed in connection with any sale or other transfer or assignment of property (including, without limitation, transfer taxes), the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be equal to the amount that would have been payable had the relevant Tax year or period ended on the Closing Date.

(e) Seller is entitled to any refunds or credits relating to Taxes for which it is liable pursuant to this Section 10.5. If Buyer receives any refunds or credits which are the property of Seller under this Section 10.5(e), Buyer shall promptly pay the amount of such refunds or credits, net of reasonable out-of-pocket expenses incurred to obtain such refunds or credits, to the other party.

10.6 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.	INDEMNIFICATION; REMEDIES

11.1 Survival. All representations, warranties, covenants, agreements, and obligations in this Agreement, the Disclosure Schedule, and the certificates delivered pursuant to Section 2.5 shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.10.

11.2 Indemnification And Reimbursement By Seller. Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, Subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Schedule, (iii) any transfer instrument, or (iv) any transfer instrument delivered pursuant to Section 2.5;

(b) any Breach of any covenant, agreement, or obligation of Seller in this Agreement or in any transfer instrument delivered pursuant to Section 2.5;

(c) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date;

(d) any Broker Fee incurred by Seller, its Related Persons or their respective Representatives in connection with any of the Contemplated Transactions;

(e) any Assumed Liabilities; or

(f) (i) any Taxes of SWH (or Seller or other Affiliate of SWH) or otherwise relating to the Business or the Assets (including, for the avoidance of doubt, assets of the Acquired Subsidiaries) with respect to any Tax period (or portion thereof) ending on or before the Closing Date, except to the extent that such Taxes are included as a liability in the computation of Closing Working Capital; or (ii) other Taxes of SWH (or Seller or other Affiliate of SWH) due and payable at or prior to the Effective Time that becomes a Liability of Buyer by operation of contract or Legal Requirement, except to the extent that such Taxes are included as a liability in the computation of Closing Working Capital.

11.3 Indemnification And Reimbursement By Buyer. Buyer will indemnify and hold harmless Seller and its Representatives, shareholders, Subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse Seller indemnified Persons, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Broker Fee incurred by Buyer (or its Representatives) in connection with any of the Contemplated Transactions;

(d) any Buyer Transaction Expense; or

(e) any obligations of Buyer not otherwise assumed by Seller with respect to the Active Employees.

11.4 Limitations On Amount–Seller. Except as specifically set forth in the proviso at the end of this Section 11.4, Buyer Indemnified Persons shall not be entitled to recover from Seller under this Article 11 for an individual claim or group of related claims with respect to any Damages if the amount of Damages that otherwise would be payable under this Article 11 for such claim or group of related claims does not exceed $15,000 (such claim or group of related claims, a “De Minimis Claim”). Seller shall also have no liability with respect to any claim under this Agreement until the total of all Damages with respect to such matters exceeds $225,000 (the “Indemnity Basket”, and De Minimis Claims shall not be counted in determining whether the Indemnity Basket has been exceeded), in which event Seller shall be liable for such Damages in excess of the Indemnity Basket up to $5,000,000 (the “Indemnity Cap”). Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Section 11.4 shall not apply with respect to (i) claims arising from the fraudulent, willful, or intentional misrepresentation or omission of Seller, (ii) claims arising in respect of Sections 3.1, 3.2, 3.3, the first sentence only of 3.8(a) or 3.25, (collectively, the “Fundamental Representations”), (iii) the adjustments contemplated in Sections 2.6 and 2.7, or (iv) claims arising in respect of Sections 11.2(d), (e), or (f).

11.5 Limitations On Amount—Buyer. Except as specially set forth in the proviso at the end of this Section 11.5, Seller Indemnified Persons shall not be entitled to recover from Buyer under this Article 11 for a De Minimis Claim. Buyer shall also have no liability with respect to any claim under this Agreement until the total of all Damages with respect to such matters exceeds $225,000 (the “Indemnity Basket”, and De Minimis Claims shall not be counted in determining whether the Indemnity Basket has been exceeded), in which event Buyer shall be liable for such Damages in excess of the Indemnity Basket up to an amount equal to the Indemnity Cap; provided, however, that the limitations set forth in this Section 11.5 shall not apply with respect to claims arising from the fraudulent, willful, or intentional misrepresentation or omission of Buyer, in respect of Section 4.4 (Brokers and Finders), or in respect of Sections 11.3(c), (d), and (e).

11.6 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall promptly (and in any event within ten days after receipt thereof) give notice to the Person or Persons, as applicable, obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided, however, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice. The Indemnified Person shall promptly furnish or make available to the Indemnifying Party all information that it has with respect to such Third-Party Claim.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim (other than such a Third-Party Claim relating to Taxes or any Tax Return, as to which the provisions of Section 11.6(d) shall control), the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation of the Indemnified Person would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person (except to the extent the Indemnified Person has other issues involved in the same dispute or to the extent resolution of the Third-Party Claim could affect liability of the Indemnified Person in other periods or in respect of other issues). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, and conditioned upon continuing satisfaction of conditions (i) and (ii) of this Section 11.6(b), the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. No compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent, which will not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (C) the settlement could not give rise to any other liability of the Indemnified Person; and (D) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any such Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given (or, if later, within ten (10) days after the Indemnified Party furnishes or makes available reasonable information it has with respect such Third-Party Claim), give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) With respect to any Third-Party Claim subject to indemnification under this Article 11, and subject to Section 11.6(d): (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) If any Third-Party Claim relating to Taxes for which Seller has an indemnification obligation under Section 11.2, is asserted against Buyer, any of its Affiliates, or any Acquired Subsidiary, Buyer shall promptly notify Seller of such claim or demand within sufficient time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request; provided that the failure to give such notice shall not relieve Seller from any obligation hereunder except where, and solely to the extent that, such failure actually prejudices the rights of Seller. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any claim, suit, action, litigation or proceeding (including any Tax audit) relating to Taxes for which Seller has an indemnification obligation under Section 11.2. If Seller assumes such defense and if the relevant claim, suit, action, litigation or proceeding relates to a Straddle Period, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, and Seller shall not settle such claim without Buyer’s prior written consent (which shall not be unreasonably withheld). Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof, to the extent that such parties are not materially prejudiced thereby. Seller shall not be liable under Section 11.2 for (i) any Tax claimed or demanded by any Governmental Body, the payment of which was made without Seller’s prior written consent (which shall not be unreasonably withheld) and for which Seller has a valid objection to the payment, unless Seller refused to participate in the proceedings and assume the defense, or (ii) any settlements entered into without the consent of Seller (which shall not be unreasonably withheld), or resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to participate.

11.7 Other Claims. A claim for which a party is entitled to indemnification hereunder for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

11.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Person, and the Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person (including by any of its Representatives) or by reason of the fact that the Indemnified Person or any of its Representatives knew or should have known that any such representation, warranty, or covenant is, was, or might be Breached, or by reason of the Indemnified Person’s waiver of any condition set forth in Article 7 or Article 8, as the case may be. Notwithstanding the foregoing sentence, if an Indemnified Person has actual knowledge of such a Breach by the Indemnifying Person prior to Closing, the Indemnified Person or its Representative shall give notice as soon as practicable to the Indemnifying Person of such Breach.

11.9 Right of Set-off. For the duration of the Note, Buyer shall have the right to withhold and set off against the amount owed to Seller under the Note for any Damages to which any Buyer Indemnified Party may be entitled under this Article 11 or any other documents or agreements contemplated by this Agreement, subject to the following procedure: If any Buyer Indemnified Person makes a claim for indemnity pursuant to this Article 11 (a “Set-off Claim”), Buyer shall deliver to Seller a written notice (a “Set-off Notice”) setting forth in reasonable detail the amount, nature and basis of the Set-off Claim by the Buyer Indemnified Person. If Buyer has not received a written objection to such Set-off Claim or portion thereof or the amount of such Set-off Claim from Seller within ten (10) Business Days following Seller’s receipt of such notice, the parties hereby agree that the amount owed to Seller by Buyer under the Note shall be immediately reduced by an amount equal to the amount of such Set-off Claim. If Seller in good faith delivers to Buyer a written objection (a “Dispute Notice”) to any Set-off Claim or portion thereof or the amount of such claim within ten (10) Business Days following Seller’s receipt of such Set-off Notice, then the amount due to Seller under the Note shall not be reduced for such a Set-off Claim until (i) the parties agree in writing to reduce the amount due to Seller under the Note in respect of the Dispute Notice, or (ii) a final and non-appealable order of any court of competent jurisdiction determines the amount by which the amount due to Seller under the Note in respect of the Dispute Notice shall be reduced. Notwithstanding the foregoing, if Seller objects in part to the amount of the Set-off Claim, the amount due to Seller under the Note shall, after the lapse of the ten (10) Business Day period, be reduced by an amount equal to the portion of the Set-off Claim not objected to by Seller. Upon the agreement of the parties pursuant to section (i) or an order under section (ii) above, the amount owed to Seller under the Note shall be reduced in accordance with such agreement or order.

11.10 Other Limitations.

(a) Solely for purposes of calculating Damages under this Article 11 (but not for purposes of determining whether or not a Breach of a representation or warranty exists), any Breach of a representation or warranty or covenant shall be determined without regard to any material, Material Adverse Effect or similar qualifier.

(b) Except with respect to any claim with respect to (i) a fraudulent, willful or intentional misrepresentation or omission, (ii) Sections 11.2(d), (e) or (f), or (iii) Breach of a Fundamental Representation (as to which a claim shall survive for a period of 30 days after the applicable statute of limitations), Liability for Breach of any of the representations and warranties made in this Agreement will survive the Closing for a period of eighteen (18) months and thereafter neither party hereto may bring any claim, suit or cause of action against the other party for Breach of any of the representations and warranties under this Agreement. To the extent that any covenants or other agreements of Seller or Buyer are performable after the Closing, such covenants or other agreements will survive for the periods specified.

(c) All indemnification payments under this Article 11 shall be paid by the Indemnifying Person net of any amounts recovered by the Indemnified Party (i) under applicable insurance policies after taking into account all deductibles paid in connection therewith or (ii) from any other Person alleged to be responsible therefor.

(d) Notwithstanding any contrary provision in this Agreement, in no event shall any Indemnifying Party be liable to any Indemnified Party for any Damages other than those that directly and naturally arise from or relate to, and are the probable and reasonably foreseeable result of the Breach or alleged Breach of this Agreement (except, in each case, to the extent actually payable by an Indemnified Party to a Third Person, and excluding speculative damages).

11.11 Indemnity Payment Characterization. All indemnification payments under this Article 11 shall be deemed adjustments to the Purchase Price.

11.12 Exclusive Remedy. Except in case of a fraudulent, willful or intentional misrepresentation or omission, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for Damages (other than claims arising from fraud on the part of a party hereto in connection with the Contemplated Transactions) for any Breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11. Nothing in this Section 11.12 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

12.	CONFIDENTIALITY

12.1 Definition of Confidential Information

(a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)

all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

(iv)	all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and

(v)	all data, notes, analyses, drafts, summaries, and reports produced as a result of conducting environmental investigations on the Property for purposes of the Contemplated Transactions.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 Restricted Use Of Confidential Information

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any Breach of the provisions of this Article 12 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), 12.1(a)(ii) and 12.1(a)(iii), whether or not disclosed to Buyer) of Seller relating to any of the Business. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business, but solely in connection with the transactions permitted by Section 5.2.

(c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to the Business.

(d) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all Confidential Information concerning the Business.

12.3 Exceptions. Sections 12.2(a) and 12.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to the Business in reliance on the exceptions in clauses (b) or (c) above.

12.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 Return Or Destruction Of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

13.	GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer shall pay all expenses in connection with its due diligence review and inspections, including, all environmental reports, condition reports and surveys. Buyer will pay all amounts payable to the title insurance company that issued the title commitments, including premiums, search fees and commitment brokerage fees if no title policies are purchased by Buyer. Buyer shall also pay for the cost of all endorsements to title policies, if any, and any lender title insurance policy desired by Buyer. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2 Public Announcements. Subject to Legal Requirements, including the rules and regulations of the United States Securities and Exchange Commission and NASDAQ, in each case as determined by Seller, any filing, public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, only at such time and in such manner as Seller shall reasonably determine; provided, that, subject to such Legal Requirements, Seller shall provide Buyer a draft of any press release prior to its release and shall provide Buyer a reasonable opportunity to comment thereon. Seller and Buyer will consult and agree with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer shall have the right to be present for any such communication.

13.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

If to Buyer:	Le Duff America, Inc.
12201 Merit Drive, Suite 900
Dallas, Texas 75251
	Attn:	Harry J. Martin, Jr., General Counsel
	E-mail:	Legalnotices@leduffamerica.com

with a copy to (which does not constitute notice to Buyer):	K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: Soren Lindstrom
	Fax:	214-939-5849
	E-mail:	soren.lindstrom@klgates.com

If to Seller:	Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio 43207
	Attention:	Colin M. Daly, Senior Vice President, General Counsel and Corporate Secretary

with a copy to (which does not constitute notice to Seller):	Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio 43207
	Attention:	Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Corporate Secretary

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216-1008
	Attn:	Michael D. Martz

13.4 Governing Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to the jurisdiction of the United States District Court for the District of Delaware, and in the absence of such federal jurisdiction, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the state courts located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any Contemplated Transactions other than in any such court, and (iii) agrees that, to the extent permitted by applicable Legal Requirements, a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law, provided that service of process is effected upon such party as permitted by applicable Legal Requirements. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF.

13.5 Enforcement of Agreement. Each party to this Agreement acknowledges and agrees that the other party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereto may be entitled at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief in connection therewith, without posting any bond or other undertaking.

13.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

13.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, among the parties with respect to its subject matter (including any letter of intent) and constitutes (along with the Disclosure Schedule, exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 Disclosure Schedule. The Schedule numbers in the Disclosure Schedule correspond to the section numbers in the Agreement. The parties agree that disclosure of any item in any one or more Sections of the Disclosure Schedule shall be deemed disclosure with respect to other Sections of the Agreement if the relevance of such disclosure to a representation or warranty is reasonably apparent on its face. For convenience of reference only, the various Sections of the Disclosure Schedule may be subdivided into separate subsections that relate to the subsection of the Agreement to which such disclosures relate. Any specification of any dollar amount in the representations and warranties contained herein or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the

Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of the Agreement. In no event shall the listing of such agreements or other matters in the Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify Seller’s representations and warranties, covenants or agreements contained herein. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the information contained herein or in the Disclosure Schedule.

13.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that either party may assign any of its rights and delegate any of its obligations under this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, email or other means of electronic transmission shall be deemed to be their original signatures for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer: SWH MIMI’S CAFÉ HOLDING COMPANY, INC		SELLER: MIMI’S CAFÉ LLC

By:	/s/ Claude Bergeron	By:	/s/ Steven A. Davis
	Claude Bergeron		Steven A. Davis, Manager
Title:

Exhibit 2.5(c)(ii) - Form of Note

THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED FEBRUARY 15, 2013, BETWEEN MCAFE HOLDING, LLC, AND LDA HOLDING, INC. (INCLUDING EACH SUCH PARTY’S SUCCESSORS AND ASSIGNS). A COPY OF THIS AGREEMENT IS ON FILE AT THE OFFICE OF BORROWER AND IS AVAILABLE FOR INSPECTION AT SUCH OFFICE.

PROMISSORY NOTE

$30,000,000.00	February 15, 2013

FOR VALUE RECEIVED, SWH Mimi’s Café Holding Company, Inc., a Delaware corporation (“Borrower”), having an address at 12201 Merit Drive, Suite 900, Dallas, Texas 75251, hereby promises to pay to the order of MCafe Holding, LLC, a Delaware limited liability company (“Lender”), having an address at 3776 South High Street, Columbus, Ohio, 43207, the principal sum of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), together with interest thereon at the Contract Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

Definitions.

Definitions. As used in this Note, the following terms shall have the following meanings:

“Affiliate” means, with respect to Borrower, Lender or SWH, any other individual or entity that controls, is controlled by or is under common control with Borrower, Lender or SWH, respectively. For purposes of the foregoing, the term “control” means holding the power to direct or cause the direction of the management and policies of Borrower, Lender or SWH, as applicable, and whether by ownership of equity securities, contract or otherwise.

“Available Assets” means all of Borrower’s assets (including, without limitation, Available Cash) other than Available Proceeds,.

“Available Cash” means all cash held by Borrower, other than Available Proceeds.

“Available Proceeds” means the proceeds from the sale of all or substantially all of the assets of SWH or the sale by Borrower of its equity interest in SWH.

“Borrower” has the meaning set forth in the introductory paragraph of this Note.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Texas or Ohio are authorized or required by law to be closed.

“Closing” has the meaning set forth in the Purchase Agreement.

“Contract Rate” means one and one-half percent (1.5%) per annum.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“EBITDA” means, with respect to SWH, determined on a consolidated basis in accordance with GAAP, the total (without duplication) in United States Dollars of: (a) Net Income (as modified by the last sentence in this paragraph), plus (b) the aggregate amount of depreciation and amortization expense for the applicable period to the extent deducted in the determination of Net Income, plus (c) the aggregate amount of interest expense for the applicable period to the extent deducted in the determination of Net Income, plus (d) the aggregate amount of income and franchise tax expense for the applicable period to the extent deducted in the determination of Net Income, plus (e) all non-cash expenses and non-cash charges classified as non recurring, including non-cash extraordinary expenses and noncash impairment expenses against intangibles for the applicable period to the extent deducted in the determination of Net Income, minus (f) noncash credits classified as non recurring including extraordinary income for the applicable period to the extent included in Net Income. For purposes of calculating EBITDA for any thirteen Fiscal Period period, including any Excess Cash Flow Period: (a) general and administrative expenses, including marketing and pre-opening expenses of new units, shall be capped for such period at the lesser of actual general and administrative expenses or $26,000,000; (b) EBITDA for the period from December 26, 2012 through Closing shall be the EBITDA generated by SWH prior to its ownership by Borrower, as calculated by Lender; and (c) for the period from Closing through December 31, 2013, general and administrative expenses, including marketing and pre-opening expenses of new units, shall be capped for such period at the lesser of actual general and administrative expense incurred during such period or the pro-rated amount based on an annual amount of $26,000,000.

“Event of Default” has the meaning set forth in Section 5.1 hereof.

“Excess Cash Flow” means, for the applicable Excess Cash Flow Period, the amount, if positive, equal to the EBITDA for the applicable Excess Cash Flow Period minus $17,500,000.

“Excess Cash Flow Period” means each fiscal year of SWH, provided, however, that the first Excess Cash Flow Period will commence on December 26, 2012 and end on December 31, 2013. Each Excess Cash Flow Period thereafter shall be SWH’s fiscal year which will commence on the last Wednesday of December and end on the last Tuesday of December of the following year.

“Fiscal Period” means one of thirteen four- or five-week periods for a total of fifty-two or fifty-three weeks in a year, designated as a “fiscal period” by Borrower, in its regular course of business, in any fiscal year of Borrower.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement.

“Invested Funds” means the aggregate amount of cash contributed by Parent to Borrower, as an investment or a loan. For the avoidance of doubt, “Invested Funds” shall exclude any and all contributions, investments and loans that Parent committed to make to Borrower, but that had not been made at the time of a sale of the equity of SWH, the liquidation of the assets of SWH, the filing of an insolvency proceeding for SWH or the assignment of substantially all of SWH’s assets for the benefit of creditors.

“Lender” has the meaning set forth in the introductory paragraph of this Note.

“Loan” means the loan evidenced by this Note.

“Maturity Date” means the earlier of (i) February 15, 2020, and (ii) the sale by Borrower of its equity interest in SWH (other than a Permitted Equity Transfer) or the liquidation of the assets of SWH.

“Mimi’s Café Restaurants” means restaurants owned or operated by SWH.

“Net Income” means, for the applicable period and on a consolidated basis, the net income of SWH, as determined in accordance with GAAP.

“Note” means this Promissory Note.

“Obligations” means the obligations of Borrower (a) to pay all indebtedness arising out of, pursuant to or in connection with this Note, and all renewals, extensions or amendments of such indebtedness or any part thereof, (b) to perform fully all of the terms and provisions hereof, and (c) to reimburse Lender, on demand, for all of Lender’s reasonable costs and expenses incurred hereunder, including the reasonable fees and expenses of counsel, incurred in connection with the enforcement of this Note.

“Parent” means LDA Holding, Inc., a Delaware corporation.

“Payment Date” means for each applicable Excess Cash Flow Period, the date which is fifteen (15) days after the date on which Lender receives the EBITDA Calculation (as defined in Section 3.1(b)) for such Excess Cash Flow Period then ended in accordance with Section 3.1(b), beginning with the Excess Cash Flow Period ending on December 31, 2013. The Payment Date will continue with respect to each subsequent Excess Cash Flow Period until the payment in full of the Obligations.

“Permitted Equity Transfer” means the sale or transfer by Borrower of all or substantially all of the equity interests held by Borrower in SWH to any Affiliate of Borrower and to which Lender has provided its prior written consent, which consent shall not be unreasonably withheld.

“Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated January 28, 2013, between Borrower as buyer and Lender as seller, as the same may be amended, supplemented, or otherwise modified from time to time.

“Purchase Agreement Adjustment” means the amount of any excess provided in Section 2.8(f) of the Purchase Agreement to be applied to this Note.

“Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof, between Parent and Lender, as the same may be amended, supplemented or otherwise modified from time to time, respecting the subordination of the Obligations set forth herein.

“SWH” means SWH Mimi’s Café, LLC, a Delaware limited liability company.

Rules of Construction. All terms used herein, whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require. All personal pronouns used herein, whether used in the masculine, feminine or neutral gender, shall include all other genders; the singular shall include the plural and vice versa.

Payment Terms.

Payments of Principal and Interest.

a. On each Payment Date occurring until the payment in full of the Obligations, Borrower agrees to make a payment to Lender (each an “Excess Cash Flow Payment”) in an amount equal to the Excess Cash Flow for the applicable Excess Cash Flow Period then ended, which Excess Cash Flow Payment shall be applied, first, to all of the costs and expenses of Lender incurred after the occurrence and during the continuance of an Event of Default, which have not been reimbursed pursuant hereto, second, to the accrued but unpaid interest on the Loan and, third, to the outstanding principal balance of the Loan. The outstanding principal balance of and all accrued but unpaid interest on the Loan shall be due and payable on the Maturity Date.

b. Each Purchase Agreement Adjustment shall be applied (i) first, to the amount of any Excess Cash Flow Payment then due and payable and (ii) second, to the outstanding principal balance of this Note in the order of the maturity of each subsequent Excess Cash Flow Payment, such that subsequent Excess Cash Flow Payments shall be satisfied first from the amount of any Purchase Agreement Adjustment applied to the outstanding principal balance of this Note.

Payments. All payments under this Note made to Lender shall be made in immediately available funds in accordance with the following wire instructions:

Bank: to be completed at Closing

ABA No.:
Account No.:
Reference:

or at such other place as Lender, in Lender’s sole discretion, may have established by delivery of at least thirty days’ prior, written notice thereof to Borrower from time to time, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Lender in full. If any payment of principal or interest on the Loan shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

Computation Period. Interest on the Loan shall be computed on the basis of a three hundred sixty-five (365) or, if applicable, three hundred sixty-six (366) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Prepayment. Borrower shall have the right to voluntarily prepay the then-outstanding principal balance of the Loan in whole or in part without penalty or premium.

Unconditional Payment with Limited Setoff. All payments made by Borrower under this Note shall be made without setoff or counterclaim, except for the rights of setoff (i) in favor of Borrower under Article XI of the Purchase Agreement or (ii) which Borrower may have against Lender or any affiliate of Lender under the Transition Services Agreement, the Supply Agreement, and the Assignment and Assumption Agreement (as those terms are defined in the Purchase Agreement) and for which Borrower has obtained a final, non-appealable judgment from a court of competent jurisdiction against Lender under the Transition Services Agreement, the Supply Agreement, or the Assignment and Assumption Agreement, and shall be free and clear of, and exempt from, and without deduction for or on account of, any sales, transfer, or excise taxes or assessments of any kind or nature.

Covenants.

3.1. Financial Statements and Notices. Borrower covenants and agrees that until all Obligations are paid and satisfied in full, unless compliance shall have been waived in writing by Lender:

a. Borrower shall furnish to Lender (i) within thirty (30) days after the last day of each Fiscal Period, a complete income statement for such Fiscal Period, for Borrower, prepared by Borrower in the ordinary course of Borrower’s business, (ii) within forty-five (45) days after the last day of each fiscal quarter, complete quarterly consolidated financial statements of Borrower, including an income statement and statement of cash flows for such fiscal quarter, and the related balance sheet as at the end of such fiscal quarter, fairly presenting the financial condition and results of operations of Borrower as at the end of, and for such, fiscal quarter, prepared by Borrower in the ordinary course of Borrower’s business, and (iii) within one hundred twenty (120) days after the last day of each fiscal year, complete unaudited annual consolidated financial statements of Borrower, including an income statement and statement of cash flows for such fiscal year, and the related balance sheet as at the end of such fiscal year, together with supporting notes to the extent required by GAAP, fairly presenting the financial condition and results of operations of Borrower, as of and for the fiscal year ended on such last date, with all such financial statements prepared in accordance with GAAP;

b. Borrower shall furnish to Lender, within forty-five (45) days after the last day of each fiscal quarter (but one hundred twenty days after the end of each fiscal year), a complete and detailed computation of the consolidated EBITDA of Borrower for the immediately preceding, consecutive thirteen Fiscal Periods (or from December 26, 2012 through the period of such computation, if shorter than thirteen Fiscal Periods) (an “EBITDA Calculation”) in the form of Exhibit A attached hereto;

c. Borrower shall promptly give written notice to Lender of (i) any action, proceeding or claim of any nature by any person or entity, or investigation by any governmental agency or officer, with respect to which Borrower has received written notice, which may be commenced or asserted against Borrower and which could reasonably be expected materially and adversely to affect the condition, financial or otherwise, of Borrower, (b) any dispute which may exist between Borrower and any governmental regulatory body which could reasonably be expected materially and adversely to affect the normal business operations of Borrower or Borrower’s assets, or (iii) the occurrence of any Event of Default or any event any event which, with the passage of time or giving of notice or both, would give rise to an Event of Default;

d. Within fifteen (15) Business Days from Lender’s receipt of the financial statements and EBITDA Calculation furnished by Borrower pursuant to Sections 3.1(a)(ii) and 3.1(b), respectively, Borrower shall use commercially reasonable efforts to attend a telephonic conference call (as scheduled by either Borrower or Lender) to discuss such financial statements and EBITDA Calculation.

3.2. Required Expenditures. Within the first eighteen (18) months from the date of this Note, Borrower shall spend, or shall have entered into a firm commitment to spend, an aggregate amount of at least Ten Million Dollars ($10,000,000), received or committed from Parent to Borrower in the form of cash contributions or loans, to fund capital expenditures on Mimi’s Café Restaurants, close Mimi’s Café Restaurants, revamp or refresh Mimi’s Café Restaurants, or engage in the marketing of Mimi’s Café Restaurants, all as determined to be necessary or appropriate in SWH’s sole discretion (the “Required Expenditures”).

3.3. Maintenance of Insurance. Borrower shall at all times maintain, or cause to be maintained, (a) insurance upon all of the real and personal property of Borrower and SWH of an insurable nature insured against such risks to the extent that like properties are customarily insured by other companies engaged in the same or similar business similarly situated, and (b) adequate insurance with financially sound and responsible insurance carriers against general liability and liability on account of damage to persons and properties under all applicable workmen’s compensation laws, in each case as determined by Borrower or SWH, as appropriate, in its sole discretion. Upon the reasonable request of Lender, Borrower shall provide to Lender evidence of such insurance.

3.4. Maintenance of Records. Borrower shall, at all times, keep true, correct, and complete financial books and records.

3.5. Dividends. Except upon the prior written consent of Lender, Borrower shall not return any capital to its stockholders, or authorize or make any other distribution, payment or delivery of property or cash to its stockholders, or redeem, repurchase or otherwise declare, directly or indirectly, for a consideration of shares of stock now or hereafter outstanding, or set aside any funds for any of the foregoing purposes (collectively, “Distributions”), save and except for Distributions (a) in an amount not to exceed the positive difference between cash available for distribution and an amount that is reasonably foreseeable to be due to Lender hereunder in the immediately following twenty-four (24) month period and (b) to Parent under Section 6.

4. Representations and Warranties. To induce Lender to make the Loan to Borrower, Borrower hereby represents and warrants to Lender, and its successors and assigns, as of the date hereof, as follows (which representations and warranties shall survive the execution and delivery hereof):

4.1. Power and Authority. Borrower is a corporation duly created under the laws of the State of Delaware and is qualified to do business in the State of Texas. Borrower has the full power and authority to enter into the transactions contemplated by this Note.

4.2. No Violation. Neither the execution, delivery or performance of this Note, nor the consummation of the transactions contemplated hereby or thereby, will violate or contravene any provision of applicable law, or will conflict or be inconsistent with any of the terms, covenants and conditions of any agreement, document or instrument by which such Borrower or its property is bound or to which it is a party, including its by-laws.

4.3. Consents. Borrower has obtained all consents necessary for the valid execution, delivery and performance of all of the covenants and obligations set forth in this Note. No other consent of any other party or entity is necessary to authorize or empower Borrower to enter into this Note.

4.4. Execution of Note. This Note has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

5. Events of Default and Remedies.

5.1. Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

a. Borrower shall default in the due and punctual payment of any principal or interest of, or any other amounts due under, this Note, and such default continues for ten (10) days after Borrower’s receipt of notice that such payment is past due;

b. Borrower shall default in the due performance, payment or observance by it of any term, covenant or agreement contained in this Note (other than a monetary default described in Section 5.1(a) or a breach of Section 5.1(d)), provided that with respect to any term, covenant or agreement, any such non-monetary default remains unremedied (to the satisfaction of Lender in its reasonable discretion) for thirty (30) days after the earlier of the date that Borrower has received written notice of such default from Lender (which notice shall describe the default which has occurred) or Borrower has actual knowledge of such default;

c. Borrower or SWH shall suspend or discontinue all or substantially all of its business operations;

d. A breach shall have occurred under Section 3.2;

e. Borrower or SWH, or any direct or indirect subsidiary of SWH (other than a subsidiary formed solely or primarily for the purpose of holding a liquor permit), shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning either Borrower under any chapter of the United States Bankruptcy Code, or any involuntary case shall be commenced against Borrower under the United States Bankruptcy Code and such involuntary case shall not have been dismissed within 90 days after such filing; and

f. Any representation, warranty or statement made by Borrower herein or otherwise in writing in connection herewith, or in any financial statement, EBITDA Calculation, certificate or statement signed by any duly authorized officer or employee of Borrower and furnished pursuant to this Note shall be materially false, incorrect or incomplete when made and result in a material and adverse effect on Lender.

5.2. Remedies Upon Default. Should an Event of Default occur and be continuing, Lender may do one or more of the following:

(a) Acceleration. Declare the entire unpaid balance of this Note immediately due and payable, whereupon the principal of and all accrued but unpaid interest on this Note (at the rate set forth herein) shall be forthwith due and payable without demand, diligence, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices or further actions of any kind, all of which are hereby expressly waived by Borrower, for itself and for any of its successors and assigns.

(b) Rights Under Applicable Laws. Exercise any and all rights afforded to Lender by the laws of any applicable jurisdiction by this Note, by any law or in equity or otherwise, as Lender shall deem appropriate.

(c) Litigation. File and prosecute suit against Borrower to collect the Obligations due, and for any other remedy, legal or equitable, to which Lender may show itself entitled.

(d) Right of Setoff. In addition to any rights now or hereafter granted under applicable law, including without limitation common law rights of setoff, and not by way of limitation of any such rights, if an Event of Default has occurred and is continuing and Lender has obtained a final, non-appealable judgment from a court of competent jurisdiction against Borrower under this Note, to set off and to appropriate and to apply any and all indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower (including, without limitation, any amounts then owing by Lender to either Borrower under other contracts) against and on account of the Obligations and liabilities of Borrower to Lender under the Note, including without limitation all claims of any nature or description arising out of or connected with the Note, irrespective of whether or not Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

5.3. Expenses. Borrower shall pay to Lender, on demand and as part of the Obligations, all reasonable costs and expenses, including court costs, legal expenses and reasonable attorneys’ fees, incurred by Lender in exercising any of its rights or remedies hereunder or enforcing any of the terms, conditions or provisions hereof, in any event after the occurrence and during the continuance of an Event of Default.

5.4. Acceptance. The acceptance by Lender at any time and from time to time of part payment of the Obligations shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Lender of any Event of Default shall be deemed to be a waiver of any other Event of Default then existing or subsequently occurring.

5.5. Cumulative Rights. All rights available to Lender hereunder shall be cumulative of and in addition to all of the rights granted to Lender at law, in equity or otherwise, whether or not the Obligations are then due and payable and whether or not Lender shall have instituted suit for collection or other action in connection with this Note. Any or all of such rights and/or remedies may be exercised successively or concurrently, as Lender may determine in its sole discretion.

6. Payment Waterfall upon the Sale or Liquidation of Borrower. Except in the case of a Permitted Equity Transfer, Borrower shall not, and shall not permit SWH, to sell, transfer or liquidate all or substantially all of the assets of SWH without complying with the following provisions of this Section 6. Upon any sale or liquidation (other than a Permitted Equity Transfer) of SWH or all or substantially all of the assets of SWH or the occurrence of an Event of Default under Section 5.1(e), this Note shall become immediately due and payable and the following payments shall be made in the following order [Open issue relating to piecemeal sale]:

a. if, as of the date of such occurrence, the most recent EBITDA Calculation delivered to Lender, or required to be delivered to Lender, pursuant to Section 3.1(b), or the most recent EBITDA Calculation for any thirteen consecutive Fiscal Periods, shows EBITDA of SWH for such Excess Cash Flow Period or for such thirteen consecutive Fiscal Periods to be less than $10,000,000,

(1) first, to Parent, the least of (A) the sum of the Available Proceeds and the Available Cash, (B) the Invested Funds, and (C) $30,000,000;

(2) second, to the extent any Available Proceeds or Available Assets remain after the payment under clause (1) above, to Lender, the least of (A) the sum of the remaining Available Proceeds and the remaining Available Assets, (B) $30,000,000, and (C) the Obligations then outstanding; and

(3) third, to Borrower, to the extent any Available Proceeds or Available Assets remain after payment in full under clauses (1) and (2) above, such remaining Available Proceeds and Available Assets; or

b. if, as of the date of such occurrence, the most recent EBITDA Calculation delivered to Lender, or required to be delivered to Lender, pursuant to Section 3.1(b), or the most recent EBITDA Calculation for any thirteen consecutive Fiscal Periods, shows EBITDA of SWH for such Excess Cash Flow Period or for such thirteen consecutive Fiscal Periods to be equal to or greater than $10,000,000,

(1) first, to Lender, the least of (A) the sum of the Available Proceeds and the Available Assets, (B) $30,000,000, and (C) the Obligations then outstanding; and

(2) second, to Borrower, to the extent any Available Proceeds or Available Assets remain after payment in full under clause (1) above, such remaining Available Proceeds and Available Assets.

Lender agrees, by its acceptance of this Note, (i) to enter into the Subordination Agreement, (ii) that it is subject to the Subordination Agreement, and (iii) that upon the application of the Available Proceeds and Available Assets as set forth in this Section 6, the Obligations shall be deemed satisfied regardless of the amount received, if any, by Lender on the Obligations, and upon the completion of the distribution of the Available Proceeds and the Available Assets, to deliver this Note to Borrower marked “Cancelled.”

7. Miscellaneous.

7.1. Benefit. This Note shall be binding upon and inure to the benefit of Lender, Borrower, and their successors and assigns, provided, however, that Borrower may not transfer or assign all or any of its rights or obligations hereunder without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion.

7.2. Governing Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Note, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware. Borrower, and by its acceptance of this Note, Lender hereby agree and consent to the jurisdiction of the United States District Court for the District of Delaware, and in the absence of such federal jurisdiction, hereby agree and consent to be subject to the exclusive jurisdiction of the state courts located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of Borrower, and by its acceptance of this Note, Lender (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Note other than in any such court, and (iii) agrees that, to the extent permitted by applicable requirements of law, a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law, provided that service of process is effected upon such party as permitted by applicable law. EACH OF BORROWER, AND BY ITS ACCEPTANCE OF THIS NOTE, LENDER HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS NOTE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF.

7.3. Entire Agreement. This Note, the Purchase Agreement, the Subordination Agreement, and all other transaction documents executed by Borrower and Lender pursuant to the Purchase Agreement at the Closing embody the entire agreement between the parties with regard to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof.

7.4. Invalidity of any Provision. The invalidity of any one or more phrases, sentences, clauses, paragraphs or sections hereof shall not affect the remaining portions of this Note or any part thereof, all of which are inserted conditionally on their being held legally valid. In the event that one or more of the phrases, sentences, clauses, paragraphs or sections contained herein should be invalid, or should operate to render this Note invalid, this Note shall be construed as if such invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted therein.

7.5. Notices. All notices, consents, waivers and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment, provided, that any notice of breach or of an Event of Default shall also be sent, and shall be deemed received in accordance with, clause (a) or (c) hereof; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

If to Borrower:	SWH Mimi’s Café, LLC 12201 Merit Drive, Suite 900 Dallas, Texas 75251 Attn: Harry J. Martin, Jr., General Counsel E-mail: Legalnotices@leduffamerica.com

With a copy to (and which does not constitute notice to Borrower):	K&L Gates LLP 1717 Main Street, Suite 2800 Dallas, Texas 75201 Attn: Soren Lindstrom E-mail: soren.lindstrom@klgates.com

If to Lender:

MCafe Holding, LLC

c/o Bob Evans Farms, Inc.

3776 South High Street

Columbus, Ohio 43207

Attn: Colin M. Daly, Senior Vice President,

General Counsel and Corporate Secretary

Email: colin_daly@bobevans.com

With a copy to (and which does not constitute notice to Lender):	Bob Evans Farms, Inc. 3776 South High Street Columbus, Ohio 43207 Attn: Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Corporate Secretary Email: kevin_oneil@bobevans.com

Vorys, Sater, Seymour and Pease LLP 52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008 Attn: Michael D. Martz Email: mdmartz@vorys.com

7.6. Usury Savings Clause. Under no circumstances shall the amounts paid or agreed to be paid hereunder exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment of the Obligations hereunder are hereby limited accordingly. If under any circumstances whatsoever, whether by reason of advancement or acceleration of the maturity of the Obligations or otherwise, the aggregate amount paid hereunder shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Borrower stipulates that the payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of Borrower and Lender, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such interest payments in excess of the Maximum Rate) against the unpaid principal amount of the Obligations to which such excess may lawfully be credited, and any portion of such excess payments not capable of being so credited shall be refunded to Borrower.

7.7. Waiver. Neither the failure nor delay on the part of Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other further exercise of any other right, power or privilege, nor shall any course of dealing between Lender and Borrower operate as a waiver of any right, power or privilege of Lender.

7.8. Modification, Etc. No modification, amendment or waiver of any provision of this Note, nor consent to any departure hereunder by Borrower, shall in any event be effective unless the same shall be in writing and signed by Lender, with respect to modifications and amendments, by Borrower. Any such waiver or consent shall only be effective with respect to the specific instance and for the specific person for which the same is given. No notice or demand made to Borrower in any event shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances unless required by applicable law.

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

SWH MIMI’S CAFÉ HOLDING COMPANY, INC., a Delaware Corporation

By:	DRAFT
Name:
Title:

EXHIBIT A

To:	MCafe Holding, LLC, a Delaware limited liability company (“Lender”) pursuant to that certain Promissory Note (the “Note”) dated as of February 15, 2013, from SWH Mimi’s Café, LLC, a Delaware limited liability company, as successor by merger to Mimi’s Holding, Inc. (“Borrower”), and made payable to Lender.

Ladies and Gentlemen:

This EBITDA Calculation is delivered to Lender pursuant to Section 3.1(b) of the Note. Unless otherwise stated in this EBITDA Calculation, capitalized terms used in this EBITDA Calculation are defined in the Note.

Attached hereto as Schedule 1 is a complete and detailed computation of the consolidated EBITDA of Borrower for the period from                     , 20    , to                     , 20     (the “Period”).

By:
Name:
Title:
Dated:

Schedule:

1 – EBITDA Calculation

SCHEDULE 1

EBITDA CALCULATION
For the Period
1. Net Income (calculated with general and administrative expenses limitations as specified in the Note)	$
2. Plus, in accordance with GAAP and to the extent deducted from Net Income:
a. Aggregate amount of depreciation and amortization expense	$
b. Aggregate amount of interest expense	$
c. Aggregate amount of income and franchise tax expenses	$
d. All non-cash expenses and non-cash charges classified as non recurring, including non-cash extraordinary expenses and non-cash impairment expenses against intangibles	$
3. Subtotal (line 2a + line 2b + line 2c + line 2d) =	$
4. Minus, in accordance with GAAP and to the extent included in Net Income for the Period:
a. Non-cash credits classified as non recurring including extraordinary income	$
[5. EBITDA from December 26, 2012 through Closing, as calculated by Lender][1]	[$	]
6. Total (line 1 + line 3 - line 4a [+ line 5]1) =	$

[1]	Only include when the period from December 26, 2012 through Closing is within the immediately preceding twelve month period.